Exhibit 10.1
Execution Version
CREDIT AGREEMENT
among
CASTLE PINES CAPITAL LLC
as an Administrative Agent
and
WELLS FARGO FOOTHILL, LLC
As an Administrative Agent, as Syndication Agent and as Collateral Agent
and
CASTLE PINES CAPITAL LLC
AND THE OTHER LENDERS PARTY
HERETO FROM TIME TO TIME
as Lenders
and
CALENCE, LLC, INSIGHT DIRECT USA, INC.,
AND INSIGHT PUBLIC SECTOR, INC.,
as Resellers
September 17, 2008

i

Page

15. Portal	43

16. Mirrored Provisions	43
16.1 Amendment of Mirrored Provisions	43
16.2 Termination of JPMorgan Credit Agreement	44
16.3 The provisions of this Section 16 shall supersede the provisions of Section 17.2	44

17. Miscellaneous	44
17.1 Notices	44
17.2 Amendments and Modifications; Waivers and Consents; All Lenders	45
17.3 Replacement of Holdout Lender	46
17.4 Course of Dealing	46
17.5 Rights Cumulative	46
17.6 Successors and Assigns	47
17.7 Severability	47
17.8 Counterparts	47
17.9 Governing Law; No Third Party Rights	47
17.10 Counterpart Facsimile Execution	47
17.11 No Other Agreements	47
17.12 Waiver of Right to Seek Punitive and Exemplary Damages	47
17.13 Negotiated Transaction	48
17.14 Incorporation By Reference	48
17.15 Customer Identification — USA Patriot Act Notice	48

EXHIBIT A LENDERS’ FACILITIES AND PRO-RATA SHARES	A-1

EXHIBIT B DEFINITIONS	B-1

EXHIBIT C DOCUMENTS AND REQUIREMENTS LIST	1

EXHIBIT D COMPLIANCE CERTIFICATE	1

EXHIBIT E FORM OF ASSIGNMENT AND ACCEPTANCE	1

SCHEDULE 2 SUBSIDIARY GUARANTORS	S-2-1

SCHEDULE 9.6 LITIGATION	3

SCHEDULE 9.11 SUBSIDIARIES; OWNERSHIP OF CAPITAL STOCK	4

CREDIT AGREEMENT
In consideration of the mutual agreements herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CALENCE, LLC, a Delaware limited liability company, INSIGHT DIRECT USA, INC., an Illinois corporation, and INSIGHT PUBLIC SECTOR, INC., an Illinois corporation, (each a “Reseller” and collectively, the “Resellers”), CASTLE PINES CAPITAL LLC, a Delaware limited liability company (as an individual administrative agent, or as a lender, as the context may require, “CPC”), WELLS FARGO FOOTHILL, LLC, a Delaware limited liability company (in its capacity as the collateral agent for the benefit of Holders of Secured Obligations, the “Collateral Agent,” as syndication agent and in its capacity as an individual administrative agent, “WFF” and, together with CPC, in its capacity as an administrative agent, “Administrative Agents”), CPC as lender and the other lenders listed on Exhibit A of this Agreement and the signature pages hereto (and their respective successors and permitted assigns), as “Lenders”, agree as follows:
1. Effective Date. This Agreement is effective September 17, 2008.
2. Definitions; Rules of Construction.
2.1 Listed Definitions. Capitalized words defined in the attached Exhibit B have such defined meanings wherever used in this Agreement and the other Loan Documents.
2.2 Other Definitions. If a capitalized word in this Agreement is not defined in Exhibit B, it shall have such meaning as defined elsewhere herein, or if not defined elsewhere herein, the meaning defined in the UCC.
2.3 References to Required Lenders; Minimum Exposure. Subject to the provisions of Section 5.5.1 with regards to a Defaulting Lender, the words “Required Lenders” mean any one or more Lenders whose shares of Lenders’ Exposure at the relevant time aggregate more than 50% (subject to the terms of Section 5.5.3). CPC, in its capacity as a Lender, agrees at all times to hold a Pro-Rata Share of the Aggregate Floorplan Loan Facility at least equal to or greater than the Pro-Rata Share of the Aggregate Floorplan Loan Facility of each other Lender individually; provided, however, after an acceleration of the Loan Obligations or during an Event of Default, CPC, in its capacity as a Lender, shall be permitted to assign all or any portion of its Commitments and Loans pursuant to Section 14.4 hereunder, and the foregoing restriction shall not be applicable after any such assignment.
2.4 Accounting Terms. Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP.
2.5 Meaning of Satisfactory. Whenever herein a document or matter is required to be satisfactory to Administrative Agents or satisfactory to Lenders or satisfactory to Required Lenders, unless expressly stated otherwise such document must be reasonably satisfactory to Administrative Agents, Lenders or Required Lenders (as applicable) in both form and substance, and unless expressly stated otherwise Administrative Agents, Lenders or Required Lenders (as applicable) shall have the commercially reasonable discretion to determine whether the document or matter is satisfactory.
2.6 Computation of Time Periods. In computing or defining periods of time from a specified date to a later specified date, and in computing the accrual of interest or fees, the word “from” means “from and including” and the words “to” and “until” shall each mean “to but excluding”. Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed, and references in this Agreement to months and years are to calendar months and calendar years unless otherwise specified.

2.7 General. Unless the context of this Agreement clearly requires otherwise: (i) references to the plural include the singular and vice versa; (ii) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; (iii) references to one gender include all genders; (iv) “including” is not limiting; (v) “or” has the inclusive meaning represented by the phrase “and/or;” (vi) the words “hereof,” “herein,” “hereby,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole, including its Exhibits, and not to any particular provision of this Agreement; (vii) the word “Section” or “section” and “Page” or “page” refer to a section or page, respectively, of, and the word Exhibit refers to an Exhibit to, this Agreement unless it expressly refers to something else; (viii) reference to any agreement, document, or instrument (including this Agreement and any other Loan Document or other agreement, document or instrument defined herein), means such agreement, document, or instrument as amended, amended and restated, modified, restated and/or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, and includes all attachments thereto and documents incorporated therein, if any; and (ix) general and specific references to any Law means such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Section captions and the Table of Contents are for convenience only and shall not affect the interpretation or construction of this Agreement or the other Loan Documents.
2.8 Certificates of Resellers and Borrowing Agent, Advance Requests; Borrowing Agent. Each of the Resellers hereby appoints Calence, LLC as “Borrowing Agent.” Because the operations and business activities of the Resellers are integrated and interdependent, at any particular time it is impractical to determine which of the Resellers will directly receive the proceeds of an Interim Floorplan Loan Advance or Floorplan Loan Advance. Each of the Resellers hereby directs the Administrative Agents to disburse the proceeds of each Interim Floorplan Loan Advance and Floorplan Loan Advance to or at the direction of the Borrowing Agent, and such distribution will, in all circumstances, be deemed to be made to each of the Resellers. From time to time, Borrowing Agent shall further direct the disbursement of the Interim Floorplan Loan Advances and Floorplan Loan Advances for the account of each Reseller, and each Reseller represents and warrants that the subsequent receipt and use of such proceeds by any particular Reseller inures to the economic benefit directly and indirectly of all other Resellers. For so long as the Loan Obligations remain outstanding or any Facility is in effect, each Reseller hereby covenants and agrees, and hereby grants to the Borrowing Agent an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Borrowing Agent to (a) execute and deliver written requests for Advances, (b) make any other deliveries required to be delivered periodically hereunder to Administrative Agents and/or any Lender, (c) act as its Borrowing Agent, and Administrative Agents and each Lender are entitled to rely on any such document or certificate signed by the Borrowing Agent, and (d) otherwise take all other actions otherwise contemplated by this Section, and to act on behalf of such Resellers for purposes of giving and receiving notices and certifications under this Agreement or any other Loan Document. The Administrative Agents are entitled to rely and act on the instructions of the Borrowing Agent.

3. Lenders’ Facility. Subject to the terms and conditions hereof, and in reliance upon the Representations and Warranties:
3.1 Floorplan Loans.
3.1.1 Floorplan Loan Facility Generally. Subject to the terms herein, each Lender shall, by funding such Lender’s Pro-Rata Share thereof as provided for herein, make available to Resellers such Lender’s Pro-Rata Share (as provided on Exhibit A hereto) of Floorplan Loan Advances in a principal amount not to exceed, in the aggregate, the Aggregate Floorplan Loan Facility Limit. Each Lender’s Floorplan Loan Facility is its Pro-Rata Share of the Aggregate Floorplan Loan Facility. All Floorplan Loan Advances for Floorplanned Inventory will be made directly to Approved Vendors and not to Resellers. CPC may in the Administrative Agents’ sole discretion issue Approvals such that the sum of the aggregate amount of Approvals outstanding and the aggregate principal amount of Floorplan Loan Advances outstanding may exceed the Aggregate Floorplan Loan Facility Limit subject to Resellers’ obligation to pay down pursuant to Section 3.1.9, if applicable. Subject to the terms of this Agreement, payments and prepayments that are applied to reduce the Aggregate Floorplan Loans may be re-borrowed through subsequent Floorplan Loan Advances, subject to the terms and conditions of this Agreement and the other Loan Documents. While an Event of Default exists under Section 12.1(a), (b), or (j) as to which an Administrative Agent has actual knowledge, no further Approvals will be issued while any such Event of Default exists and is continuing and, except with respect to unfunded Approvals for Floorplan Loan Advances issued prior to an Administrative Agent’s knowledge of such Event of Default, no further Floorplan Loan Advances shall be made while any such Event of Default exists and is continuing. Each Lender shall be obligated to fund its Pro-Rata Share of all Floorplan Loan Advances for Approvals once issued (except any Approvals issued contrary to the terms of the preceding sentence) regardless as to whether at the time of issuance there is an Existing Default or after the date of issuance of any Approval an Event of Default occurs. No Floorplan Loan Facility will be evidenced by promissory notes.
3.1.2 Interim Floorplan Loan Advances. In order to reduce the frequency of fundings of Floorplan Loan Advances by Lenders, but subject to the limitations in Section 3.1.4 and elsewhere herein, CPC may in its absolute discretion make Interim Floorplan Loan Advances for the account of and benefit of Resellers with respect to an Approval issued by CPC from time to time from the Effective Date, to the effective date of any termination of the Aggregate Floorplan Loan Facility. While an Event of Default exists under Section 12.1(a), (b), (d) or (j) as to which the Administrative Agents have actual knowledge, no further Interim Floorplan Loan Advances shall be made while any such Event of Default exists and is continuing. Subject to the limitations in Section 3.1.4 and elsewhere herein, payments and prepayments that are applied to reduce the Interim Floorplan Loans may be reborrowed for new Inventory purchases through Interim Floorplan Loan Advances. The Interim Floorplan Loan Facility will not be evidenced by promissory notes.
3.1.3 Terminations of Vendor Agreements.
(i) Upon termination of a Vendor Agreement or upon a material adverse change with respect to a Vendor Agreement, Administrative Agents may in their absolute discretion, cease to fund requests for Approvals and cease to make Floorplan Loan Advances with respect to such Vendor (each, a “Vendor Termination”). If a Vendor Agreement is terminated by a Vendor, CPC agrees to provide written notice to Borrowing Agent of such termination within one Business Day of CPC’s receipt of such termination notice (each, a “Pre-termination Notice”) from the Vendor, and Resellers agree that if there is no Existing Default, the provision to Borrowing Agent by CPC of the same period of pre-termination notice as provided to CPC by the applicable terminating Vendor shall be given and is reasonable and sufficient.
(ii) If a Vendor Termination occurs due to the termination of a Vendor Agreement by CPC, Resellers agree that if there is no Existing Default, 60 days’ prior written notice of such Vendor Termination shall be given to the Borrowing Agent by CPC and is reasonable and sufficient. During either notice period described above, CPC may make Interim Floorplan Loan Advances as provided in Section 3.1.2 above, and Lenders will continue to fund Floorplan Loan Advances for Approvals (which have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor) issued on or before the expiration of such notice period and in either case, repayment shall be in accordance with the applicable Transaction Statement and Monthly Billing Statement.

(iii) Resellers will not be relieved from any obligation to Administrative Agents or the Lenders arising out of Floorplan Loan Advances or Interim Floorplan Loan Advances made before the effective termination date of the Vendor Termination or made after the effective termination date of the Vendor Termination in connection with Approvals issued on or before such effective termination date, which Approvals have not been cancelled by CPC prior to the shipment of Inventory by the terminating Vendor. Notwithstanding a termination of a Vendor Agreement as described above, Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Resellers have indefeasibly paid all of the Loan Obligations in full in cash.
3.1.4 Limitations on Interim Floorplan Loan Advances. The maximum amount of the Interim Floorplan Loan amount on any date shall be Thirty Million Dollars ($30,000,000). CPC shall not be obligated to make any particular Interim Floorplan Loan Advance, the making of any particular Interim Floorplan Loan Advance at any particular time being absolutely discretionary. Administrative Agents will not without the prior written consent of each Lender, knowingly make any Interim Floorplan Loan Advance which would cause the aggregate principal amount of the Interim Floorplan Loans plus the principal amount of Aggregate Floorplan Loans to exceed the limitations set forth herein as of the date immediately prior to the making of any such Interim Floorplan Loan Advance. CPC shall not be obligated to fund any Interim Floorplan Loan Advances after the effective date of termination of the Aggregate Floorplan Loan Facility or the Interim Floorplan Loan Facility.
3.1.5 Operation of Aggregate Floorplan Loan Facility and Interim Floorplan Loan Facility. Subject to the terms of this Agreement, the Aggregate Floorplan Loan Facility and Interim Floorplan Loan Facility may be used by Resellers from time to time to purchase Floorplanned Inventory from Cisco Systems, Inc., Ingram Micro Inc., Tech Data Corp., Comstor, a division of Westcon Group North America, Inc., Dell Inc., and SYNNEX Corporation and any other Vendor approved by Administrative Agents in their sole discretion (each an “Approved Vendor” and, collectively, the “Approved Vendors”).
3.1.6 Floorplan Loan Approvals. Each Reseller and each Lender acknowledge and agree that: (i) CPC may issue Approvals on a date that is prior to the date of the funding of any Floorplan Loan Advance or Interim Floorplan Loan Advance that are based on such Approvals; (ii) other than for Approvals issued in contravention of Section 3.1.1 herein (which shall be null, void, and of no legal effect), once an Approval has been issued, then Administrative Agents may, and may require the Lenders, to fund the related Advance at any time, notwithstanding (A) any Default or Event of Default that may arise on or prior to the date of any such Advance, (B) whether the Loan Obligations have been accelerated, (C) whether the Facilities have been terminated, or (D) whether any such Advance shall occur after the effective date of termination of the Aggregate Floorplan Loan Facility for an Approval issued on or prior to such date; and (iii) each Lender shall be obligated to fund its Pro-Rata Share of any such Advance once an Approval has been issued for such Advance and after receipt of an invoice by CPC from the applicable Approved Vendor regardless of whether such Advance has been funded by CPC.
3.1.7 Inventory not Available for Floorplan Loans and Interim Floorplan Loans. Only Approved Vendors will be eligible to receive proceeds of Floorplan Loan Advances and Interim Floorplan Loans for Floorplanned Inventory. Administrative Agents may, at any time and with reasonable written notice to Borrowing Agent, elect not to finance any inventory sold by particular Approved Vendors, including any Approved Vendors who are in default of their obligations to CPC or with respect to which CPC or Administrative Agents deem themselves reasonably insecure. Except with respect to Approvals issued by CPC on or before the effective date of the termination of the Aggregate Floorplan Loan Facility, Lenders shall not be obligated to fund any Floorplan Loan Advances after such date.

3.1.8 Repurchase Agreements. CPC has entered into agreements with the Vendors who are expected to receive proceeds of the Floorplan Loan Advances and the Interim Floorplan Loan Advances (each being a “Vendor Agreement” and collectively, the “Vendor Agreements”). Neither Administrative Agents, CPC nor any Lender makes any representation or warranty regarding the Vendor Agreements, including, without limitation regarding the enforceability thereof, whether any particular item of Inventory purchased by Resellers is subject to repurchase rights, or any repurchase rights that may be set forth therein. Each Lender and each Reseller acknowledge and agree that CPC may take or refrain from taking any actions under or in connection with the Vendor Agreements in CPC’s commercially reasonable judgment. No Vendor is a third party beneficiary of this Agreement or the other Loan Documents.
3.1.9 Floorplan Loan Pay Down Provision. Regardless of the payment terms pertaining to any Loans or anything contained in this Agreement to the contrary, if at the time of any determination, the sum of the principal amount of Resellers’ total outstanding Loan Obligations exceeds the Aggregate Floorplan Loan Facility Limit, Resellers will immediately pay to the Administrative Agents the sum of such excess.
3.2 Termination/Maturity/Renewal.
3.2.1 In addition to the termination of this Agreement pursuant to Section 12.1, the Administrative Agents may, and at the request of the Required Lenders shall, by providing 90 days’ prior written notice to Borrowing Agent, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Resellers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind (except as provided in this Section 3.2.1), all of which are hereby waived by the Resellers. Furthermore, 30 days after furnishing notice to terminate under this Section, Administrative Agents may cease providing Approvals to Approved Vendors. In connection with the enforcement by Administrative Agents of any remedies available to it as a result of this Section 3.2.1, Administrative Agents shall have all the rights and Resellers shall have all the obligations and duties provided in Section 12.1 hereof.
3.2.2 Resellers may, at any time, elect to terminate or permanently reduce, in whole or in part, the Facilities, provided that, (i) in the case of a termination in full, Resellers pay to the Administrative Agents, for the ratable benefit of Lenders (a) the outstanding principal amount of the Aggregate Floorplan Loans, plus (b) all accrued interest with respect to the Loans, if any, to the date set for termination and (ii) in the case of a permanent reduction, Resellers pay to the Administrative Agents, for the ratable benefit of Lenders, (a) the outstanding principal amount of the Loans in excess of the Aggregate Floorplan Loan Facility Limit as adjusted pursuant to this Section 3.2.2, plus (b) all accrued interest with respect to such Loans, if any, to the date set for such reduction.

Notwithstanding a termination pursuant to the provisions of Section 3.2.1 and Section 3.2.2, (i) Administrative Agents and Lenders will retain all of their rights, interests and remedies hereunder and in all Collateral until Reseller has indefeasibly paid all of the Loan Obligations in full in cash and (ii) all the provisions hereunder that by their terms expressly survive the termination of the Agreement shall survive.
3.2.3 If the Facilities are not sooner terminated as contemplated by this Agreement, then, notwithstanding anything contained in this Agreement to the contrary, the Facilities shall automatically terminate on the Termination Date (defined below) unless no less than 60 days prior to the Termination Date, Administrative Agents, Resellers, and all of the Lenders affirmatively agree in writing, in each of their respective sole and absolute discretion, to renew the Facilities for an additional twelve-month period on the terms and conditions contained herein (a “Renewal”). If no Renewal has occurred, “Termination Date” means April 1, 2013, provided that if one or more Renewals have occurred, “Termination Date” means the date which is the last day of the twelve-month period for which the Facilities were extended pursuant to the Renewal which occurred most recently. None of the Administrative Agents nor any Lender shall be obligated to provide the Resellers with notice (written or oral) of a Termination Date. If written evidence of a Renewal is not executed by the Administrative Agents, all of the Lenders and Resellers as required herein, then this Agreement and the Loan Documents shall terminate on the Termination Date without further action or notice by any party hereto.
3.3 Commitment Block. Notwithstanding anything contained herein to the contrary, for all purposes of this Agreement, (i) on and after October 31, 2008, that portion, if any, of the Commitment of CPC in excess of $30,000,000 (the “Unavailable CPC Commitment”) shall no longer be effective and shall not be taken into account in determining CPC’s Pro-Rata Share hereunder, (ii) the Aggregate Floorplan Loan Facility Limit shall be reduced to the extent of the Unavailable CPC Commitment as applicable at any time, and (iii) CPC may at any time assign to an Eligible Assignee all or any portion of the Unavailable CPC Commitment in accordance with Section 14.4 hereunder, whereupon such portion shall become effective as the Commitment of such Eligible Assignee and, to the extent of such Eligible Assignee’s Commitment, the Unavailable CPC Commitment shall be reduced and the Aggregate Floorplan Loan Facility Amount shall be restored.
3.4 Promise to Pay. Resellers hereby promise to pay to the Lenders and Administrative Agents the Loan Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.
4. Interest.
4.1 Free Floorplan Period. Upon agreeing to finance a particular item of inventory for Resellers, CPC will send Borrowing Agent a Transaction Statement identifying such Floorplanned Inventory and the Payment Due Date (each being a “Transaction Statement”) on which date the Resellers will pay to Administrative Agents the principal amount of the Loan Obligations relating thereto, without interest. CPC may, without the consent of the Lenders or the Required Lenders, change any aspect or portion of any Transaction Statement. Administrative Agents may change the terms of any future financing and the date for repayment of future Loan Obligations by giving Borrowing Agent prior written notice specifying such change. Notwithstanding anything in this Agreement to the contrary, Administrative Agents agree that: (i) the Payment Due Date set forth in any Transaction Statement shall not be any earlier than it is required to be pursuant to the terms of the agreement with the applicable Approved Vendor; and (ii) if Administrative Agents receive a notice from any Approved Vendor that the terms of the agreement with such Approved Vendor has changed such that the Payment Due Date of a Reseller on any future Transaction Statement will be revised to be earlier than on any prior Transaction Statement, Administrative Agents shall provide the Borrowing Agent with written notice of such change within one Business Day of Administrative Agents receiving such notice from such Approved Vendor.

4.2 Rate After Maturity. Interest shall accrue on each of the Aggregate Floorplan Loans outstanding after their Maturity or Reseller’s failure to pay any Loan Obligations on the applicable Payment Due Date at a rate per annum equal to the Prime Rate plus 1.25% (the “Default Rate”).
4.3 Interest Payable to Administrative Agents and CPC as Lender Only.
4.3.1 Resellers will pay to CPC, for its own account, the interest (on the Interim Floorplan Loans and the Aggregate Floorplan Loans) due after Maturity of the applicable Loans as provided in Section 4.2 at a rate equal to the Default Rate. All discounts and subsidies from a Vendor shall be for the sole account of CPC.
4.3.2 CPC will send Borrowing Agent a billing statement identifying accrued interest (if any) due to CPC, for its own account, on the Interim Floorplan Loans and the Aggregate Floorplan Loans (the “Monthly Billing Statement”) within five Business Days after the end of each calendar month. Except as otherwise provided in a Monthly Billing Statement, the charges specified in each Monthly Billing Statement will be due and payable monthly in arrears beginning on the tenth Business Day of the first calendar month after the Effective Date and continuing on the tenth Business Day of each calendar month thereafter, and upon Maturity of the Loan Obligations.
4.3.3 The interest (if any) shown in each Monthly Billing Statement will: (a) be computed based on a 360 day year; (b) be calculated by multiplying the Daily Charge (as defined below) by the actual number of days in the applicable billing period; and (c) accrue from the Payment Due Date until Administrative Agents receive full payment as provided in this Agreement for each item of such Collateral, regardless of any period during which any finance charge subsidy shall be paid or payable by any third party. The “Daily Charge” is the product of the Daily Rate (as defined below) multiplied by the Average Daily Balance (as defined below). The “Daily Rate” is the quotient of the annual rate provided in Section 4.2 divided by 360. The “Average Daily Balance” is the quotient of (i) the sum of the outstanding principal under the Aggregate Floorplan Loan Facility plus the Interim Floorplan Loan Facility on each day of a billing period for each item of Collateral identified on a Transaction Statement or in the Monthly Billing Statement, divided by (ii) the actual number of days in such billing period.
4.4 Interest on Floorplan Loans Payable to Lenders (other than CPC); Administrative Agent Deficiency Amount. Administrative Agents, Resellers and each Lender acknowledge and agree that the rate of return paid on any Floorplan Loan or Interim Floorplan Loan is dependent on numerous factors, including discounts and subsidies offered by the Vendors. Accordingly, Administrative Agents, Resellers and each Lender agree that due to the difficulty in determining the actual rate of return on any particular Floorplan Loan or Interim Floorplan Loan or with respect to any particular invoice underlying any such Loan, CPC shall pay to each Lender (other than CPC) interest on such Lender’s Pro-Rata Share of each Floorplan Loan Advance at a rate per annum equal to the Adjusted LIBO Rate plus 2.50% and, if Section 4.2 is applicable, at the Default Rate, and CPC shall pay such interest as provided in the second sentence of Section 6.1.1 from the date of funding by such Lender to CPC of such Lender’s Pro-Rata Share of such Floorplan Loan Advance to the date of repayment of such Floorplan Loan Advance; provided, however, if an Event of Default under Section 12.1(a) occurs, then until such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing by the Required Lenders, to the extent there exists an Administrative Agent Deficiency Amount (defined below) which is greater than zero, Administrative Agents may suspend the making of payments of principal and interest on the Floorplan Loans to each Lender (other than CPC) or reduce the amount of such payments on the Floorplan Loans to each Lender (other than CPC) on a pro-rata basis (based on the principal amount of Floorplan Loans outstanding) and setoff such amounts against the Administrative Agent Deficiency Amount until the Administrative Agent Deficiency Amount is reduced to zero, or to the extent necessary to prevent the Administrative Agent

Deficiency Amount from becoming greater than zero. The “Administrative Agent Deficiency Amount” at any time is a Dollar amount equal to (a) the cumulative amount of interest distributed by Administrative Agents to the Lenders (other than CPC) solely with respect to each specific Transaction Statement for which an Event of Default exists as outlined above in this Section 4.4 under the portion of the Aggregate Floorplan Loan attributable to Lenders (other than CPC) for the period commencing with the date interest begins accruing on the Payment Due Date (excluding any interest distributed which is attributable to the period of time during the free floor plan period); provided, however, that in no event shall any interest paid to the Lenders (other than CPC) relating to any Loan Obligations arising under a specific Transaction Statement during any period for which no Event of Default exists or existed be included in the calculation under this clause (a), minus (b) the cumulative amount of interest collected from Resellers by Administrative Agents solely with respect to each specific Transaction Statement for which an Event of Default exists as outlined above in this Section 4.4 under the portion of the Aggregate Floorplan Loan attributable to Lenders (other than CPC) for the period commencing with the Payment Due Date (excluding any interest distributed which is attributable to the period of time during the free floor plan period) through the date of calculation. Notwithstanding anything to the contrary contained herein, no Reseller shall have any obligation to any Lender, CPC or any Agent under the provisions of this Section 4.4.
4.5 Taxes.
4.5.1 Any and all payments by or on account of any obligation of each Reseller hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes unless a tax deduction is required by applicable law; provided that if any Reseller shall be required by applicable law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agents and the Lenders receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Reseller shall make such deductions and (iii) such Reseller shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
4.5.2 In addition, each Reseller shall pay any Other Taxes related to such Reseller to the relevant Governmental Authority in accordance with applicable law.
4.5.3 The relevant Reseller shall indemnify the Administrative Agents and each Lender, within 10 days after written demand therefor, which demand shall be accompanied by documentation reasonably satisfactory to establish the nature of the amounts for which demand is being made, and the fact and amount of the payment thereof, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agents and such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Reseller hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.
4.5.4 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Reseller to a Governmental Authority, such Reseller shall deliver to the Administrative Agents the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent available), a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agents.

4.5.5 Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through a Reseller) will not be subject to or liable for any withholding tax that is imposed by the United States of America, (or any political subdivision thereof) on payments by a Reseller from an office within such jurisdiction.
4.5.6 If the Administrative Agents or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Reseller or with respect to which a Reseller has paid additional amounts pursuant to this Section 4.5, it shall pay over such refund to such Reseller (but only to the extent of indemnity payments made, or additional amounts paid, by such Reseller under this Section 4.5 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agents or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Reseller, upon the request of the Administrative Agents or such Lender, agrees to repay the amount paid over to such Reseller (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agents or such Lender in the event the Administrative Agents or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agents or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Reseller or any other Person.
4.6 Usury. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of Resellers hereunder shall be subject to the limitation that payments of interest or of other amounts constituting interest under Applicable Laws shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Agreement would exceed the Highest Lawful Rate or otherwise be usurious under Applicable Laws (including without limitation the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, notwithstanding anything to the contrary in this Agreement, it is agreed as follows as to the recipient of any such amount:
(a) the provisions of this Section 4.6 shall govern and control over any other provision in this Agreement, and each provision set forth therein is hereby so limited;
(b) the aggregate of all consideration which constitutes interest under Applicable Laws that is contracted for, charged or received under this Agreement, shall under no circumstances exceed the maximum amount of interest allowed by Applicable Laws (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Agreement, shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder shall be automatically reduced to the amount allowed under Applicable Laws, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c) all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Agreement, shall, to the extent permitted by Applicable Laws, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and
(d) if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Agreement, and deemed interest under Applicable Laws, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to this Agreement shall be limited, notwithstanding anything to the contrary herein, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue hereunder below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 4.6.
4.7 Capital Adequacy.
4.7.1 If, after the date hereof, any Lender or Administrative Agent shall have reasonably determined that the adoption after the date hereof of any applicable Law regarding capital adequacy or any change after the date hereof therein or in the interpretation or administration thereof after the date hereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive after the date hereof regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Resellers shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such reduction.
4.7.2 Each Lender shall promptly notify the Borrowing Agent and the Administrative Agents of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 4.7 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 4.7 shall furnish to the Borrowing Agent and the Administrative Agents a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. Each Lender agrees, with respect to the provisions of this Section 4.7, to treat Resellers in a manner substantially similar to that of its other similarly situated customers.

5. Funding of Floorplan Loans.
5.1 Fundings.
5.1.1 Advances. Other than if an Interim Floorplan Loan Advance will be made by CPC, not later than 10:00 a.m. (Local Time) on each Advance Date for a Floorplan Loan Advance, Administrative Agents shall promptly notify each Lender of the aggregate amount of the Floorplan Loan Advances to be remitted to Approved Vendors. In each case then, each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on the Advance Date funds consisting solely of Dollars in the amount of its Pro-Rata Share of such Floorplan Loan Advances, rounded to the nearest penny, in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time.
5.1.2 All Fundings Ratable. All fundings of Advances (other than Interim Floorplan Loan Advances) shall be made by Lenders as provided herein in accordance with their Pro-Rata Shares of the Aggregate Floorplan Loan Facility. Except as otherwise expressly provided herein, a Lender shall not be obligated to fund Floorplan Loan Advances that would result in its Floorplan Loan exceeding its Floorplan Loan Facility or make available any more than its Pro-Rata Share of any Advance. Prior to 12:00 p.m. (Local Time) on the last Business Day of each calendar week (a “Settlement Date”), based on funds collected pursuant to Section 6.1.2 as of 3:00 p.m. (Local Time) on the Business Day immediately preceding such Settlement Date (under all circumstances, including without limitation, during the existence of any Event of Default), each Lender shall, to the extent it does not hold its Pro-Rata Share of the outstanding Aggregate Floorplan Loans (including, without limitation, any amounts for which an Approval has been issued, purchase from or sell to one or more other Lenders, at par, which may occur by a funding through the Administrative Agents, that portion of its Loans as is necessary for it to thereafter hold its Pro-Rata Share of the outstanding Aggregate Floorplan Loans. In order that the foregoing settlement among the Lenders can be effected on each Settlement Date, the Administrative Agents shall, on or before 10:00 a.m. (Local Time) on such Settlement Date, (i) notify each Lender who shall purchase Loans of the principal amount of the Loan to be purchased, and each Lender shall make immediately available to Administrative Agents by 12:00 p.m. (Local Time) on such Settlement Date, funds consisting solely of Dollars in the amount of such principal amount of the Loan to be purchased in accordance with such remittance instructions as may be given by Administrative Agents to Lenders from time to time, and (ii) notify each Lender who shall sell a Loan, of the principal amount of the Loan to be sold, and the Administrative Agents shall make immediately available to Lenders by 12:00 p.m. (Local Time) on such Settlement Date funds consisting solely of Dollars in the amount of such principal amount of the Loan to be sold in accordance with such remittance instructions as may be given by Lenders to the Administrative Agents from time to time.
5.2 Collections and Distributions to Lenders by Administrative Agents. Except as otherwise provided in this Agreement, including the other provisions of this Agreement pertaining to interest on the Floorplan Loans and the Interim Floorplan Loans and the provisions of Section 4.4 pertaining to the suspension or reduction of payments of principal and interest to the Lenders under certain circumstances, all payments of principal received by Administrative Agents for the account of Lenders shall be distributed by Administrative Agents to Lenders in accordance with their Pro-Rata Shares of the outstanding Loan Obligations at the time of such distribution by wire transfer of same day funds to Lenders as provided in this Agreement on the Settlement Date following the date when received, unless received after 3:00 p.m. (Local Time) on a Business Day immediately preceding a Settlement Date, in which case they shall be so distributed on the Settlement Date. Such distributions shall be made according to instructions that each Lender may give to Administrative Agents from time to time. All amounts received by any Lender on account of the Loan Obligations, other than amounts received from the Administrative Agents pursuant to the terms of this Agreement, including amounts received by way of setoff, shall be paid over promptly to Administrative Agents for distribution to Lenders as provided above in this Section.
5.3 Settlement Dates. Administrative Agents may, at any time, in their sole discretion, cause the Settlement Date to occur more frequently, including, without limitation, each Business Day of each week. Administrative Agents shall notify each Lender that a given Business Day shall be a Settlement Date by no later than 1:00 p.m. (Local Time) on the Business Day immediately preceding any such date; provided, however, if the Settlement Date occurs more frequently than once a week, then once Administrative Agents give such notice, no further notices shall be required.

5.4 Repayment of the Interim Floorplan Loan.
5.4.1 CPC may in its absolute discretion on any Business Day give notice to Lenders of the amount of the Interim Floorplan Loan after application of all payments to be applied thereto as provided elsewhere herein. Such notice shall be given no later than Noon (Local Time) and may include a demand that the Interim Floorplan Loan be fully paid by the Lenders. If CPC demands that the Interim Floorplan Loan be fully paid by the Lenders, then prior to 1:00 p.m. (Local Time) on such date, Lenders shall remit funds to CPC sufficient to reduce the Interim Floorplan Loan to zero. The aggregate of such remittances shall be treated, respectively, as a Floorplan Loan Advance and the Aggregate Floorplan Loan increased accordingly (in the case of payments on the Interim Floorplan Loan). Each such remittance by a Lender shall be made in accordance with its Pro-Rata Share of the Aggregate Floorplan Loan Facility and shall be made notwithstanding that (i) any conditions to Advances in Section 8 may not be then satisfied, (ii) there is an Existing Default, or (iii) such remittances by Lenders may be made after Maturity of the Loan Obligations. Notwithstanding anything to the contrary contained herein, no Reseller shall have any obligation to any Lender, CPC or any Agent under the provisions of this Section 5.4.1.
5.4.2 If for any reason, including the commencement of a proceeding in bankruptcy with respect to any Reseller, remittances by Lenders as provided above cannot be made on the date otherwise required above, then each Lender shall be deemed automatically to have purchased from CPC as of such date an undivided interest and participation in the Interim Floorplan Loan equal to such Lender’s Pro-Rata Share, so as to cause such Lender to share in the Interim Floorplan Loan in accordance with its Pro-Rata Share. Each Lender shall remit its Pro-Rata Share of the Interim Floorplan Loan to CPC promptly on demand. All interest payable by Resellers (if any) with respect to such Lender’s Pro-Rata Share of the Interim Floorplan Loan shall be for the account of CPC to the date such remittance is made by such Lender, and shall be for the account of and remitted by CPC to such Lender as a participant from such date. Further, until such remittance is made, such Lender shall pay to CPC, on demand, interest on such Lender’s Pro-Rata Share of the Interim Floorplan Loan at the Federal Funds Rate, and such Lender shall be subject to the restrictions contained in Section 5.5.
5.5 Administrative Agents’ Availability Assumption.
5.5.1 Unless Administrative Agents have been given written notice by a Lender prior to an Advance Date that such Lender does not intend to make immediately available to Administrative Agents such Lender’s Pro-Rata Share of the Advance which Administrative Agents may be obligated to make on the Advance Date, including, without limitation, any Advance that may be made based on the issuance of an Approval, Administrative Agents may assume that such Lender has made the required amount available to Administrative Agents on the Advance Date and Administrative Agents may, in reliance upon such assumption, make available to Resellers a corresponding amount. Failure of any Lender to make immediately available its Pro-Rata Share of any Floorplan Loan Advance (whether based on the issuance of an Approval or otherwise) and the Interim Floorplan Loan (whether based on the issuance of an Approval or otherwise) or any other amount then owing hereunder by a Lender upon demand shall make such Lender a “Defaulting Lender”. If such corresponding amount is not in fact made immediately available to Administrative Agents by such Defaulting Lender on the Advance Date, Administrative Agents shall be entitled to recover such corresponding amount on demand from such Defaulting Lender. If such Defaulting Lender does not pay such corresponding amount immediately upon Administrative Agents’ demand therefor, then Administrative Agents shall promptly notify Borrowing Agent and the other Lenders and Resellers shall pay such corresponding amount to Administrative Agents within one (1) Business Day. Administrative Agents shall also be entitled to recover, either from such Defaulting Lender or Resellers, interest on such corresponding amount for each day from the date such corresponding amount was made available by Administrative Agents to Resellers to the date such corresponding amount is recovered by Administrative Agents, at a rate per annum equal to either (i) if paid by such Lender, the cost to Administrative Agents of funding such amount at the Federal Funds Rate, or (ii) if paid by Resellers, the applicable rate for the Advance in question determined from the request therefor. Each Lender shall be obligated only to fund its Pro-Rata Share of an Advance subject to the terms and conditions hereof, regardless of the failure of another Lender to fund its Pro-Rata Share thereof.

5.5.2 Each remittance or payment or Advance required to be made by a Lender shall be made in accordance with its Pro-Rata Share and shall be made notwithstanding that (i) any conditions to Advances in Section 8 may not be then satisfied, (ii) there is an Existing Default, (iii) the aggregate amount of such remittances by Lenders would result in the Aggregate Floorplan Loan plus the Interim Floorplan Loan exceeding the value of the Aggregate Floorplan Loan Facility, or (iv) such remittances by Lenders may be made after the effective date of termination of the Aggregate Floorplan Loan Facility; provided, however, that in no event shall any Lender be required to make any such remittance that would result in the Floorplan Loan of such Lender exceeding such Lender’s Floorplan Loan Facility.
5.5.3 In addition, with respect to any Defaulting Lender, until a payment or Advance is paid to Administrative Agents (with interest as described above), (i) such Defaulting Lender shall permit the Administrative Agents the unconditional and irrevocable right of setoff against any amounts (including, without limitation, payments of principal, interest, and fees, as well as indemnity payments) received by Administrative Agents hereunder for the benefit of any such Defaulting Lender, and (ii) if such failure to pay shall continue for a period of three Business Days, result in any such Defaulting Lender forfeiting any right to vote on any matter that the Lenders are permitted to vote for hereunder (and the calculation of any requisite vote shall exclude such Defaulting Lender’s interest in the Lenders’ Exposure); provided, however, once such a failure is cured, then such Lender shall, subsequent thereto, have all rights hereunder; provided, further, however, if any Lender shall fail to make such a payment within the three Business Day period specified in clause (ii) above (other than by reason of events beyond the reasonable control of such Lender) three or more times during the term hereof, such Lender shall permanently forfeit its right to vote hereunder (and the calculation of any requisite vote shall exclude such Defaulting Lender’s interest in the Lenders’ Exposure).
6. Payments.
6.1 Scheduled Payments on Loans; Applications to Loans.
6.1.1 Interest. CPC will send to Borrowing Agent a Monthly Billing Statement describing all interest (if any) accrued on the Aggregate Floorplan Loans and the Interim Floorplan Loans. Subject to the terms of Sections 4.3 and 4.4 and elsewhere in this Agreement, interest on the Floorplan Loans payable by CPC to the Lenders (other than CPC) shall be distributed by Administrative Agents monthly in arrears (with the right of set off in favor of Administrative Agents and CPC as set forth in Section 4.4) beginning on the tenth Business Day of the first calendar month after the Effective Date and continuing on the tenth Business Day of each calendar month thereafter, and Maturity of the Loan Obligations.
6.1.2 Principal. Resellers will pay Administrative Agents (a) the principal amount of the Floorplan Loans and the Interim Floorplan Loans on the applicable Payment Due Date and (b) such principal amount of Indebtedness payable by Resellers hereunder arising from Floorplanned Inventory promptly after the date (if any) that such Floorplanned Inventory is lost, stolen or damages (collectively, the “Loss Date”). Such payments shall be applied as follows: payments shall be paid or applied by the Administrative Agents first, to the Interim Floorplan Loans then due to CPC and, thereafter, to the Aggregate Floorplan Loans then due of the Lenders, as applicable; provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist. All payments by the Resellers hereunder shall be made without setoff or counterclaim, by wire transfer or electronic data interchange (“EDI”) no later than noon, Local Time, on the Payment Due Date or the Loss Date, as applicable, to the Collection Account or as otherwise agreed between the parties (the “Due Date”). For purposes of calculating interest, payment shall be deemed to have been applied by Administrative Agents against the principal of and/or interest on any Loan Obligations on the Business Day, when before noon Local Time, Resellers have transmitted payment by wire transfer or EDI. Resellers acknowledge that the date defined as the Payment Due Date falls on the same day of each week to establish a consistent payment date. Any third party discount, rebate, bonus or credit granted to Resellers for any Floorplanned Inventory will not reduce the Loan Obligations until Administrative Agents have received payment therefor in cash. Resellers will: (A) pay Administrative Agents Loan Obligations when due even if any Floorplanned Inventory is defective or fails to conform to any warranties extended by any third party; (B) not assert against Administrative Agents any claim or defense Resellers have against any third party; and (C) indemnify and hold Administrative Agents harmless against all claims and defenses asserted by any buyer of any Floorplanned Inventory. Resellers waive all rights of setoff Resellers may have against Administrative Agents. Administrative Agents will have the continuing exclusive right to apply and reapply any and all payments received from Resellers or on a Reseller’s behalf in such manner as Administrative Agents may deem advisable notwithstanding any entry by Administrative Agents upon its books and records, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.
6.2 Optional Prepayment. Subject to the limitations in the following sentences, Resellers may wholly prepay any Loan that is included in any Aggregate Floorplan Loan or Interim Floorplan Loan, at any time and may make a partial prepayment thereon from time to time, without penalty or premium. All such prepayments, unless otherwise expressly stated in writing by Borrowing Agent to Administrative Agents prior to the making of such prepayment, will be deemed made on the Interim Floorplan Loan if due until it is reduced to zero, thereafter to the Aggregate Floorplan Loan if due until it is reduced to zero, and (with, in each case, the payment of any and all penalties and premiums due hereunder in connection therewith), and will be applied to reduce the Floorplan Loans of each Lender, as appropriate, in accordance with their respective Pro-Rata Shares.
6.3 Manner of Payments and Timing of Application of Payments.
6.3.1 Payment Requirement. Unless expressly provided to the contrary elsewhere herein, Resellers shall make each payment on the Loan Obligations to Administrative Agents for the account of Lenders (based on each Lender’s Pro-Rata Share) as required under the Loan Documents to the Collection Account of the Administrative Agents on the Payment Due Date, without deduction, set-off or counterclaim. All such payments will be distributed by Administrative Agents to Lenders as provided in Section 5.2 for application to the Loan Obligations as provided herein.
6.3.2 Application of Payments and Proceeds. The amount so distributed to a Lender will be applied by such Lender to the relevant Loan Obligation on the Business Day when received.
6.4 Returned Instruments. If a payment is made by ACH, check, draft or other instrument and the ACH item, check, draft or other instrument is returned unpaid, (a) any application of the payment to the Loan Obligations will be reversed and will be treated as never having been made and (b) Resellers will also pay to Administrative Agents, for their own account, such fees as Administrative Agents generally charge their customers for each check, ACH or wire transfer returned unpaid for insufficient funds (such payment repays Administrative Agents’ estimated administrative costs; it does not waive any Default or Event of Default caused by such returned unpaid check, ACH or wire transfer).

6.5 Compelled Return of Payments or Proceeds. If an Administrative Agent or any Lender is for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible setoff, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made; and Resellers shall be liable to pay to such Administrative Agent or such Lender, and shall indemnify such Administrative Agent and/or such Lender for and hold such Administrative Agent and/or such Lender harmless from any loss with respect to, the amount of such payment or proceeds surrendered. This Section shall be effective notwithstanding any contrary action that such Administrative Agent and/or such Lender may take in reliance upon its receipt of any such payment or proceeds. Any such contrary action so taken by such Administrative Agent and/or such Lender shall be without prejudice to such Administrative Agent and/or such Lender’s rights under this Agreement and shall be deemed to have been conditioned upon the application of such payment or proceeds having become final and indefeasible. The provisions of this Section shall survive termination of the Facilities and the indefeasible payment and satisfaction of all of the Loan Obligations.
6.6 Due Dates Not on Business Days. If any payment required hereunder becomes due on a date that is not a Business Day, then such due date shall be deemed to be the immediately preceding Business Day.
6.7 Application of Funds Post-Maturity. Any funds received by Lenders or Administrative Agents for the benefit of Lenders with respect to any Loan Obligation after its Maturity or acceleration thereof, including proceeds of Collateral, shall be applied as follows: (i) first, to reimburse to Administrative Agents all unreimbursed costs and expenses paid or incurred by Administrative Agents that are payable or reimbursable by Resellers hereunder; (ii) second, to reimburse Lenders based on their respective Pro-Rata Shares for any amounts due to Lenders under Section 14.6; (iii) third, to reimburse to Lenders based on their respective Pro- Rata Shares for unreimbursed costs and expenses paid or incurred by Lenders (including costs and expenses incurred by an Administrative Agent as a Lender that are not reimbursable as provided in the first clause) that are payable or reimbursable by Resellers hereunder; (iv) fourth, to the payment of interest accrued on the Interim Floorplan Loans to CPC; (v) fifth, to the payment of interest accrued on the Loans to each of Lenders based on their respective Pro-Rata Shares; (vi) sixth, pari passu to the payment of the Loans of each of Lenders and (vii) seventh, to the payment of the other Loan Obligations based on each Lender’s respective Pro-Rata Shares. Any remaining amounts shall be applied to payment of all the other Obligations payable by any Loan Party to Administrative Agents. Any further remaining amounts shall be paid to Resellers or such other Persons as shall be legally entitled thereto. Except as expressly provided otherwise herein, Lenders may apply, and reverse and reapply, payments and proceeds of the Collateral to the Loan Obligations in such order and manner as Lenders determine in their absolute discretion, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist. Resellers hereby irrevocably waive the right to direct the application of payments and proceeds of the Collateral. Notwithstanding the foregoing, the Administrative Agents and the Lenders may apply: (i) at any time, payments to reduce interest charges payable by Resellers first and then principal, regardless of any Reseller’s instructions; and (ii) principal payments to the oldest (earliest) invoice for Floorplanned Inventory financed by Administrative Agents and Lenders under the Aggregate Floorplan Loan Facility (including the Interim Floorplan Loan Facility), but, in any event, all principal payments will first be applied to such Floorplanned Inventory financed by Administrative Agents and Lenders under the Aggregate Floorplan Loan Facility (including the Interim Floorplan Loan Facility) which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for, provided, however, that the provisions of this sentence may not be used to create an Event of Default where such Event of Default does not independently exist.

7. Procedure for Obtaining Advances.
7.1 Initial Advance. Provided that all conditions thereto hereunder are satisfied and subject to the limitations contained herein, Administrative Agents will make initial Advances on the Effective Date and Lenders will fund on the first Settlement Date after the Effective Date in the following manner: Lenders will fund and Administrative Agents will make the initial Floorplan Loan Advance as directed by Borrowing Agent in a written direction delivered to Administrative Agents which Floorplan Loan Advance shall include but not be limited to the repayment of all Indebtedness owing to CPC under the terms of that certain Second Amended and Restated Credit Agreement, dated as of April 1, 2008, by and among Calence and CPC. Resellers, Administrative Agents and Lenders further acknowledge and agree that with respect to the initial Floorplan Loan Advance paid to CPC, Resellers shall repay the Loan Obligations arising under such initial Floorplan Loan Advance pursuant to the Transaction Statements previously issued by CPC, which Transaction Statements set forth the applicable Payment Due Dates for the Loan Obligations identified therein.
7.2 Floorplan Loan Advances. A request from an Approved Vendor (with respect to Resellers) to CPC to finance Floorplanned Inventory will be deemed to be a request from the Resellers for a Floorplan Loan Advance or an Interim Floorplan Loan Advance, as the case may be. CPC may treat every request for a Floorplan Loan Advance as a request for an Interim Floorplan Loan Advance to the extent the requested amount does not exceed the Interim Floorplan Loan Facility and as a request for a Floorplan Loan Advance in the amount of the excess (to the extent the requested amount does not exceed the Aggregate Floorplan Loan Facility Limit when added to the Aggregate Floorplan Loans and the Interim Floorplan Loans).
7.3 Disbursement. Provided that all conditions precedent herein to a requested Advance or, if applicable, an Interim Floorplan Loan Advance, have been satisfied, including, without limitation, the requirements of any agreements with any Approved Vendors, Administrative Agents or CPC, as applicable, will make the amount of such requested Advance available to the appropriate Approved Vendor when due to such Approved Vendor, in immediately available funds in Dollars. Subject to the terms of Section 8 and the other provisions of this Agreement, Floorplan Loan Advances and Interim Floorplan Loan Advances will be funded in accordance with CPC’s procedures.
8. Conditions of Lending.
8.1 Effective Date. This Agreement and the obligations of CPC to make Interim Floorplan Loan Advances and each Lender to make Floorplan Loan Advances hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 17.2):
(a) The Administrative Agents (or their counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agents (which may include telecopy or electronic mail transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received, in form and substance reasonably acceptable to them, fully executed copies of the Security Agreements, Pledge Agreements (described in clause (i) through (iii) of the definition thereof), Parent Guarantor Guarantee Agreement, and Subsidiary Guarantee Agreement.

(c) The Administrative Agents shall have received a favorable written opinion (addressed to the Administrative Agents and the Lenders and dated the Effective Date) of Skadden, Arps, Slate, Meagher & Flom LLP, special New York counsel for the Resellers, in form and substance reasonably satisfactory to the Administrative Agents and covering such matters relating to the Resellers and the Loan Documents as the Administrative Agents shall reasonably request. The Resellers hereby request such counsel to deliver such opinion.
(d) The Administrative Agents shall have received the agreements, documents and instruments set forth in Exhibit C hereto.
(e) The Administrative Agents shall have received (i) a certificate, dated the Effective Date and signed by a Financial Officer of each Reseller, confirming compliance with the conditions set forth in paragraphs (a) and (a) of Section 8.2 and (ii) a certificate, dated the Effective Date and signed by a Financial Officer of the Parent Guarantor, certifying that as of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Resellers, the Parent Guarantor and the Domestic Subsidiaries, on a consolidated basis, are and will be Solvent.
(f) The Lenders shall have received the financial statements referenced in Sections 9.4(a) and (c).
(g) The Administrative Agents shall have received, in form and substance reasonably acceptable to them, a certificate, dated the Effective Date and signed by a Financial Officer of the Parent Guarantor, setting forth reasonably detailed calculations demonstrating that, as of June 30, 2008, Resellers are in compliance with the financial covenants in Section 11.10.
(h) The Administrative Agents shall have received, in form and substance reasonably acceptable to them, fully executed copies of the Intercreditor Agreement and the JPMorgan Chase Bank Intercreditor Agreement.
(i) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.
8.2 Each Credit Event. The obligation of CPC to make an Interim Floorplan Loan Advance and each Lender to make a Floorplan Loan Advance is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in each Loan Document (except, with respect to the Loans made on the Effective Date, the representation and warranty set forth in Section 9.4(b)) shall be true and correct in all material respects on and as of the date of such Loan, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(b) At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.
(c) With regards to a Floorplan Loan Advance or Interim Floorplan Loan Advance, an Approval has been issued by CPC.

Each Loan shall be deemed to constitute a representation and warranty by the Resellers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
9. Representations and Warranties. Each Reseller represents and warrants to the Lenders that:
9.1 Organization; Powers. Each of the Resellers and the Domestic Subsidiaries that are Material Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required; provided, that this provision shall not restrict any transaction otherwise permitted under Section 11.3.
9.2 Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate (or other organizational) and, if required, stockholder or shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
9.3 Governmental Approvals; No Conflicts.
(a) The Transactions (i) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate in any material respect any applicable law or regulation applicable to the Resellers, the Parent Guarantor or the Domestic Subsidiaries and will not violate the charter, by-laws or other organizational or constitutional documents of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries or any order of any Governmental Authority, (iii) except as would not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon any of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Resellers, the Parent Guarantor or any of the Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any assets of any of the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries (other than the Lien created by the Collateral Documents).
(b) All of the Resellers’, the Parent Guarantor’s and the Domestic Subsidiaries’ Governmental Approvals are in full force and effect, have been validly transferred to such Reseller, the Parent Guarantor or such Domestic Subsidiary, and such Reseller, Parent Guarantor or such Domestic Subsidiary have the power and authority to operate thereunder, in each case, except where a failure would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
9.4 Financial Condition; No Material Adverse Change.
(a) The Resellers have heretofore furnished to the Lenders a consolidated balance sheet and statements of income, stockholders equity and cash flows for the Parent Guarantor and its Subsidiaries as of and for the fiscal year ended December 31, 2007, reported on by KPMG LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent Guarantor and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since December 31, 2007, there has been no material adverse change in the business, assets, property or financial condition of the Parent Guarantor and its Subsidiaries, taken as a whole.
(c) The Parent Guarantor has heretofore furnished to the Lenders forecasted consolidated balance sheets and statements of income, stockholders equity and cash flows for the five-year period beginning on January 1, 2008, in each case prepared on a basis consistent with the financial statements described in Section 9.4(a) and the estimates and assumptions stated therein, all of which the Resellers and the Parent Guarantor believe as of the date hereof to be reasonable and, as of the Effective Date, reflect the Parent Guarantor’s good faith and reasonable estimates of the future financial performance of the Parent Guarantor and its Subsidiaries for such period; provided that (i) such forecasts are subject to significant uncertainties and contingencies, which may be beyond the Parent Guarantor’s and its Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projections will be realized and (iii) the actual results may differ from the forecasted results set forth in such projections and such differences may be material.
9.5 Properties; Insurance.
(a) Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Resellers, the Parent Guarantor and the Domestic Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(c) Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries maintains, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Resellers, the Parent Guarantor and the Domestic Subsidiaries, as applicable, operates.
9.6 Litigation, Environmental and Labor Matters.
(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Resellers, threatened against or affecting the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) except as set forth on Schedule 9.6, that purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions.

(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither any of the Resellers, the Parent Guarantor, nor any of the Subsidiaries (i) have failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) have become subject to any Environmental Liability, (iii) have received notice of any claim with respect to any Environmental Liability or (iv) know of any basis for any Environmental Liability.
(c) There are no labor controversies pending against or, to the knowledge of the Resellers, threatened against or affecting any of the Resellers, the Parent Guarantor or any of the Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
9.7 Compliance with Laws and Agreements. Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
9.8 Investment Company Status. Neither any of the Resellers, the Parent Guarantor nor any of the Domestic Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
9.9 Taxes. Each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Reseller, Parent Guarantor or such Domestic Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
9.10 ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
9.11 Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 9.11 sets forth all of the Resellers’ Domestic Subsidiaries and the Parent Guarantor’s Domestic Subsidiaries, the jurisdiction of organization of each such Subsidiary and the identity of the holders of all shares or other interests of each class of Equity Interests of each such Subsidiary.
9.12 Solvency. As of the Effective Date, both before and after giving effect to (a) the Transactions to be consummated on the Effective Date and (b) the payment and accrual of all fees, costs and expenses in connection therewith, the Resellers, the Parent Guarantor and the Domestic Subsidiaries, on a consolidated basis, are and will be Solvent.

9.13 Disclosure. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Resellers to any Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Domestic Subsidiary with the Securities and Exchange Commission), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Resellers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood and agreed that (i) such projected financial information is subject to significant uncertainties and contingencies, which may be beyond the Resellers’, the Parent Guarantor’s and the Subsidiaries’ control, (ii) no assurances are given that the results forecasted in any such projected financial information will be realized and (iii) the actual results may differ from the forecasted results set forth in such projected financial information and such differences may be material).
9.14 Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Resellers, the Parent Guarantor and the Domestic Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
9.15 Lien in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and, to the extent required by the Security Agreements, such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances and other Liens permitted under this Agreement and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.
10. Affirmative Covenants. Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Resellers covenant and agree with the Lenders that:
10.1 Financial Statements and Other Information. The Resellers and the Parent Guarantor will furnish to the Administrative Agents (who shall deliver to each Lender):
(a) within 90 days after the end of each fiscal year of the Parent Guarantor, the Parent Guarantor’s audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Resellers agree to cause the Administrative Agents to be registered in the appropriate databases necessary to cause such notices to be sent automatically (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, the Parent Guarantor’s unaudited consolidated balance sheet and related unaudited statements of operations, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Resellers will cause the Administrative Agents to be registered in the appropriate databases necessary to cause such notices to be sent automatically to the Administrative Agents (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates; and
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth reasonably detailed calculations demonstrating compliance with certain provisions of Section 11 to the extent set forth in the form of Compliance Certificate attached hereto as Exhibit D;
(d) within 45 days after the beginning of each fiscal year of the Parent Guarantor, consolidated financial projections for the Parent Guarantor and its Subsidiaries for such fiscal year prepared in good faith in accordance with prior practice of the Parent Guarantor;
(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent Guarantor or any Domestic Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges, or distributed by the Parent Guarantor or any Domestic Subsidiary thereof to its shareholders generally, as the case may be; provided, that the Resellers and the Parent Guarantor shall be deemed to have delivered the foregoing to the Administrative Agents and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agents and the Lenders without charge, or has been made available on the Parent Guarantor’s website www.insight.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agents and the Lenders on one of such web pages; provided, further, that the Resellers will promptly notify the Administrative Agents (who shall notify the Lenders) of each posting to such sites upon the occurrence thereof. In order to provide such notices promptly, the Resellers will register the Administrative Agents in the appropriate databases necessary to cause such notices to be sent automatically to the Administrative Agents (including, without limitation, by e-mail to e-mail addresses agreed upon by the Administrative Agents) on the applicable filing dates; and
(f) promptly following any request in writing therefor, such other information regarding the operations, business affairs or financial condition of the Parent Guarantor or any Domestic Subsidiary, or compliance with the terms of this Agreement, as any Administrative Agent or any Lender (through the Administrative Agents) may reasonably request.

10.2 Notices of Material Events. The Resellers will furnish to the Administrative Agents (who shall deliver to each Lender) prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Resellers or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in liability of the Parent Guarantor and its Domestic Subsidiaries in an aggregate amount exceeding $10,000,000; and
(d) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the applicable Reseller setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
10.3 Existence; Conduct of Business. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries that are Material Subsidiaries, will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution or other transaction permitted under Section 11.3.
10.4 Payment of Obligations. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will pay its Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Resellers, the Parent Guarantor or such Domestic Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
10.5 Maintenance of Properties; Insurance. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries that are Material Subsidiaries, will (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear and casualty events excepted), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Resellers, the Parent Guarantor and the Domestic Subsidiaries may self-insure in the ordinary course of business to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which each such Reseller or each such Subsidiary, as applicable, operates.

10.6 Books and Records; Inspection Rights. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will permit any representatives designated by the Administrative Agents, upon reasonable prior notice and during reasonable business hours, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (provided that in no event shall there be more than one such visit or inspection per calendar year except during the continuance of an Event of Default). Notwithstanding anything to the contrary in this Section 10.6, none of the Resellers, the Parent Guarantor nor any of the Domestic Subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agents (or its designated representative) is then prohibited by law or any agreement binding on any of the Resellers, Parent Guarantor or any of the Domestic Subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product. The Administrative Agents shall, upon the request of any Lender, provide to such Lender the written report, if any, prepared by the Administrative Agents with respect to any such visit or inspection.
10.7 Compliance With Laws. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries, will comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
10.8 Subsidiary Collateral Documents; Subsidiary Guarantors. The Resellers or the Parent Guarantor shall execute or shall cause to be executed:
(a) following the date on which (i) any Person becomes a Domestic Subsidiary that is a Material Subsidiary of the Parent Guarantor pursuant to a Permitted Acquisition or (ii) any Domestic Subsidiary that is initially designated as a Material Subsidiary pursuant to the JPMorgan Credit Agreement, in each case as soon as practicable but in any event within thirty (30) days (or such longer period as the Administrative Agents shall agree) following such date, (a) a Pledge Agreement (or supplement thereto) in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations with respect to all of the Equity Interests of such Domestic Subsidiary owned by any Loan Party in substantially the form of the Pledge Agreement(s) executed on the Effective Date; (b) a supplement to the Subsidiary Guarantee Agreement pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor; (c) a Subsidiary Security Agreement in substantially the form executed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Collateral Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in substantially all of its assets as and to the extent provided therein, and the other documents required thereby; (d) a Subsidiary Pledge Agreement in substantially the form executed on the Effective Date (or a supplement thereto) pursuant to which such Domestic Subsidiary shall grant the Collateral Agent for the benefit of the Holders of Secured Obligations, a first priority perfected security interest in the Equity Interests of its direct Domestic Subsidiaries, and the other documents required thereby; and (e) subject to the terms of the JPMorgan Chase Bank Intercreditor Agreement, if requested by the Administrative Agents or the Required Lenders, Collateral Documents in respect of such Domestic Subsidiary’s owned real property located in the United States with a value in excess of $10,000,000 (per property) that is acquired after the Effective Date, in each case to provide the Collateral Agent with a first priority perfected security interest therein and Lien thereon;

(b) in any such case as provided above in this Section 10.8 and subject to the terms of the JPMorgan Chase Bank Intercreditor Agreement, the Resellers shall deliver or cause to be delivered to the Collateral Agent all such Pledge Agreements, supplements to the Subsidiary Guarantee Agreement, Security Agreements and other Collateral Documents, together with appropriate corporate resolutions and other documentation (including opinions, UCC financing statements, real estate title insurance policies, environmental reports, the stock certificates representing the equities subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested by the Administrative Agents to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agents, and the Administrative Agents shall be reasonably satisfied that the Collateral Agent has a first priority perfected pledge of the Collateral related thereto.
(c) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, no Receivables Entity shall be required to enter into the Subsidiary Guarantee Agreement, the Subsidiary Security Agreement, the Subsidiary Pledge Agreement or any other Collateral Document or otherwise guaranty the Secured Obligations or grant security interests in its property to the Collateral Agent hereunder or in connection herewith.
11. Negative Covenants. Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Resellers covenant and agree with the Lenders that:
11.1 Indebtedness. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiary will not create, incur, assume or permit to exist any Indebtedness, except Indebtedness permitted under the JPMorgan Credit Agreement.
11.2 Liens. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (a) Liens arising pursuant to the terms of this Agreement and the other Loan Documents and (b) Liens permitted under the JPMorgan Credit Agreement.
11.3 Fundamental Changes. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except to the extent permitted under the JPMorgan Credit Agreement; provided, however, in no event shall any of the Resellers merge into any Person in a transaction where such Reseller is not the survivor thereof.
In addition to the foregoing, Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not engage to any material extent in any business if as a result thereof the general nature of the business of the Resellers, the Parent Guarantor and any of the Domestic Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Resellers, the Parent Guarantor and the Domestic Subsidiaries on the Effective Date.
11.4 Investments, Loans, Advances, Guarantees and Acquisitions. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except to the extent permitted under the JPMorgan Credit Agreement.

11.5 Swap Agreements. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not enter into any Swap Agreement except Swap Agreements permitted under the JPMorgan Credit Agreement.
11.6 Restricted Payments. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Restricted Payments permitted under the JPMorgan Credit Agreement.
11.7 Transactions with Affiliates. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except to the extent permitted under the JPMorgan Credit Agreement.
11.8 Restrictive Agreements; Receivables Entities. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Resellers, the Parent Guarantor or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Resellers, the Parent Guarantor or any other Domestic Subsidiary or to Guarantee Indebtedness of the Resellers, the Parent Guarantor or any other Domestic Subsidiary, except to the extent permitted under the JPMorgan Credit Agreement. No Receivables Entity shall be bound by any provision of this Section 11.8 so long as it constitutes a Receivables Entity and is subject to a Permitted Receivables Facility.
11.9 Sale and Leaseback Transactions. Each of the Resellers, the Parent Guarantor and each of the Domestic Subsidiaries will not enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except to the extent permitted under the JPMorgan Credit Agreement.
11.10 Financial Covenants.
(a) Maximum Total Leverage Ratio. The Resellers will not permit the Total Leverage Ratio, as of the last day of each of the Parent Guarantor’s fiscal quarters, to exceed the following ratios for the following periods:

Period	Maximum Total Leverage Ratio
Effective Date through September 30, 2009	3.00 to 1.00
October 1, 2009 through September 30, 2010	2.75 to 1.00
October 1, 2010 and thereafter	2.50 to 1.00

(b) Minimum Fixed Charge Coverage Ratio. The Resellers will not permit the Fixed Charge Coverage Ratio, as of the last day of each of the Parent Guarantor’s fiscal quarters, to be less than 1.25 to 1.00.
(c) Minimum Asset Coverage Ratio. The Resellers will not permit the Asset Coverage Ratio, as of the last day of each of the Parent Guarantor’s fiscal quarters, to be less than 1.50 to 1.00.
12. Events of Default.
12.1 If any of the following events (“Events of Default”) shall occur:
(a) Resellers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and such failure shall continue unremedied for a period of three Business Days;
(b) Resellers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Resellers, the Parent Guarantor or any Domestic Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to observe or perform any covenant or agreement contained in Section 10.2(a), 10.3 (with respect to a Reseller’s existence), 10.8 or in Section 11;
(e) any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to observe or perform any covenant or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agents to the Borrowing Agent;
(f) any Reseller, the Parent Guarantor or any Domestic Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (subject to any applicable grace period with respect thereto, if any, set forth in the agreement evidencing such Material Indebtedness);
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Resellers, the Parent Guarantor or any Domestic Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Reseller, the Parent Guarantor or any Domestic Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 90 days or an order or decree approving or ordering any of the foregoing shall be;
(i) any Reseller, the Parent Guarantor or any Domestic Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for any Reseller, the Parent Guarantor, or any Domestic Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) any Reseller, the Parent Guarantor or any Domestic Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more (i) judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by a valid and binding policy of insurance in favor of the applicable Reseller, the Parent Guarantor or the applicable Domestic Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, shall be rendered against any Reseller, the Parent Guarantor or any Domestic Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any of the Resellers, the Parent Guarantor or any Domestic Subsidiary to enforce any such judgment;
(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred and are continuing, would reasonably be expected to result in liability of the Resellers, the Parent Guarantor and the Domestic Subsidiaries in an aggregate amount exceeding $10,000,000;
(m) a Change in Control shall occur;
(n) any Loan Document shall fail to remain in full force or effect against any Reseller, the Parent Guarantor or any Domestic Subsidiary or any action shall be taken or shall be failed to be taken by any Reseller, the Parent Guarantor or any Domestic Subsidiary to discontinue or to assert the invalidity or unenforceability of, or which results in the discontinuation or invalidity or unenforceability of, any Loan Document or any Lien in favor of the Collateral Agent under the Loan Documents (with respect to Collateral having an aggregate book value in excess of $1,000,000), or such Lien (with respect to Collateral having an aggregate book value in excess of $1,000,000) shall not have the priority contemplated by the Loan Documents;

(o) an event (such event, an “Off-Balance Sheet Trigger Event”) shall occur which (i) permits the investors or purchasers in respect of Off-Balance Sheet Liabilities of any Reseller, the Parent Guarantor or any Domestic Subsidiary to require the amortization or liquidation of such Off-Balance Sheet Liabilities and (x) such Off-Balance Sheet Trigger Event shall not be remedied or waived within the later to occur of the tenth day after the occurrence thereof or the expiry date of any grace period related thereto under the agreement evidencing such Off-Balance Sheet Liabilities, or (y) such investors shall require the amortization or liquidation of such Off-Balance Sheet Liabilities as a result of such Off-Balance Sheet Trigger Event, (ii) results in the termination of reinvestments of collections or proceeds of receivables and related assets under the agreements evidencing such Off-Balance Sheet Liabilities, or (iii) causes or otherwise permits the replacement or substitution of any Reseller, the Parent Guarantor or any Domestic Subsidiary as the servicer under the agreements evidencing such Off-Balance Sheet Liabilities; provided, however, that this paragraph (o) shall not apply on any date with respect to any voluntary request by a Reseller, the Parent Guarantor or a Domestic Subsidiary for an above-described amortization, liquidation, or termination of reinvestments so long as the aforementioned investors or purchasers cannot independently require on such date such amortization, liquidation or termination of reinvestments; or
(p) the FCC, any PUC or any other Governmental Authority, by final order, determines that the existence or performance of this Agreement or any other Loan Document results in a revocation, suspension or material adverse modification of any Governmental Approval, such revocation, suspension or material adverse modification continues unremedied for a period of five Business Days after the issuance of any such final order, and such revocation, suspension or material adverse modification would reasonably be expected to result in a Material Adverse Effect.
then, and in every such event (other than an event with respect to a Loan Party described in clause (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agents may, and at the request of the Required Lenders shall, by notice to the Borrowing Agent, take either or both of the following actions, at the same or different times: (i) Administrative Agents may suspend any obligations to fund Advances under this Agreement and may cancel any outstanding Approvals immediately, (ii) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (iii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Resellers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Resellers; and in case of any event with respect to a Loan Party described in clause (h) or (i) of this Section, the Commitments shall automatically terminate, any outstanding Approvals shall automatically be cancelled and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Resellers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Resellers.
If Resellers shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, Administrative Agents may suspend any obligations to fund Advances under this Agreement and may cancel any outstanding Approvals immediately.

In connection with the enforcement by the Administrative Agents or the Collateral Agent of any remedies available to it as a result of any Event of Default that would require the approval of the FCC, a PUC or any Governmental Authority, and subject to the terms and conditions set forth herein, the Resellers, the Parent Guarantor and each Domestic Subsidiary shall join and cooperate fully with, at the request of the Administrative Agents, any receiver referred to below and/or the successful bidder or bidders at any foreclosure sale in a filing of an application (and furnishing any additional information that may be required in connection with such application or which the Administrative Agents may believe relevant to such application) with the FCC, any PUC and all other applicable Governmental Authorities, requesting their prior approval of (i) the operation or abandonment of all or the portion of any System or Telecommunications Equipment and/or (ii) the transfer of control of any Reseller, the Parent Guarantor or any Domestic Subsidiary or assignment of all licenses, certificates, Governmental Approvals, approvals and permits, issued to any Reseller, the Parent Guarantor or any Domestic Subsidiary by the FCC, any PUC or any such Governmental Authorities with respect to any System or Telecommunications Equipment and the operation thereof, to the Administrative Agents, the receiver or to the successful bidder or bidders. In connection with the foregoing, the Resellers, the Parent Guarantor and each Domestic Subsidiary shall take such further actions, and execute all such instruments, as the Administrative Agents reasonably deem necessary or desirable.
If the Resellers fail to reasonably cooperate with the Administrative Agents in their enforcement of any remedies that would require the approval of the FCC, a PUC, or any Governmental Authority, and subject to the terms and conditions set forth herein, (i) the Resellers agree, for themselves and on behalf of the Parent Guarantor and the Domestic Subsidiaries, that the Administrative Agents may enforce any obligation of the Resellers, the Parent Guarantor or any such Domestic Subsidiary as set forth in this section by an action for specific performance; and (ii) the Resellers, subject to the rules and regulations of the FCC, a PUC, or any Governmental Authority, hereby irrevocably constitute and appoint (for themselves, the Parent Guarantor and the Domestic Subsidiaries) the Administrative Agents and any agent or officer thereof (which appointment is coupled with an interest) as its true and lawful attorneys-in-fact with full irrevocable power and authority and in the place and stead of each of the Resellers (or the Parent Guarantor or the applicable Domestic Subsidiary) and in the name of each of the Resellers (or the Parent Guarantor or the applicable Domestic Subsidiary) or in their own name, after the occurrence and during the continuance of an Event of Default and in connection with the foregoing, for the purpose of executing on behalf and in the name of any of the Resellers (or the Parent Guarantor or the applicable Domestic Subsidiary) any and all of the above referenced instruments and to take any and all appropriate action in furtherance of the foregoing. The exercise of any rights or remedies hereunder or under any other Loan Document by the Administrative Agents or the Collateral Agent or any other Person acting on their behalf that may require FCC, any PUC or any other Governmental Authority approval, shall be subject to obtaining such approval and shall at all times be consistent in all material respects with the rules and regulations of the FCC, any PUC, or any Governmental Authority. Pending the receipt of any FCC, any PUC or any Governmental Authority approval, neither any Reseller, the Parent Guarantor nor any Domestic Subsidiary shall do anything to delay, hinder, interfere or obstruct the exercise of the Administrative Agents’ rights or remedies hereunder in obtaining such approvals. Notwithstanding anything to the contrary in this Agreement, neither none of the Administrative Agents, the Collateral Agent nor any other Person acting on their behalf shall take any action which would reasonably be expected to cause the revocation, suspension or material adverse modification of any of the regulatory licenses, permits, or franchises of the Resellers, the Parent Guarantor or the Domestic Subsidiaries.
In connection with the exercise of its remedies under this Agreement that require the approval of the FCC, a PUC, or any Governmental Authority, the Administrative Agents may, upon the occurrence of an Event of Default, obtain the appointment of a receiver or trustee to assume upon receipt of all necessary judicial, FCC, any PUC or other Governmental Authority consents or approvals, control of or ownership of any of the Governmental Approvals. Such receiver or trustee shall have all rights and powers provided to it by law or by court order or provided to the Administrative Agents under this Agreement. Upon the appointment of such trustee or receiver, the Resellers agree for themselves and the Parent Guarantor and the Domestic Subsidiaries to cooperate, to the extent necessary or appropriate, in the expeditious preparation, execution and filing of an application to the FCC, any PUC or any other Governmental Authority or for consent to the transfer or control or assignment of any Reseller’s or the Parent Guarantor’s or any Domestic Subsidiary’s Governmental Approvals to the receiver or trustee.

12.2 Cross-Default. An Event of Default under this Agreement will automatically and immediately constitute a default under every other Loan Document without regard to any requirement therein for the giving of notice or the passing of time.
12.3 Miscellaneous. Upon the occurrence and during the continuance of an Event of Default, Administrative Agents, Collateral Agent or Lenders may (and Administrative Agents shall at the direction of the Required Lenders) exercise any other rights and remedies available to Administrative Agents, Collateral Agent or Lenders under the Loan Documents or otherwise available to Administrative Agents, Collateral Agent or Lenders at law or in equity. At Administrative Agents’ request, or without request if an Event of Default has occurred, Resellers shall instruct Approved Vendors to pay Vendor Credits directly to Administrative Agents for application to the Loan Obligations. In the event that Approved Vendors fail to pay Vendor Credits to Administrative Agents as so directed, Resellers shall, promptly upon receipt, pay all Vendor Credits to Administrative Agents for application to Loan Obligations.
12.4 Joint and Several. Each Obligation and liability of each Reseller to Administrative Agents, and each Lender, including, without limitation, the Loan Obligations, are the joint and several obligations of each Reseller, and Administrative Agents, and any Lender may proceed directly against any Reseller, or all Resellers, or any Subsidiary Guarantor, or any Guarantor, or any Collateral, or all of the foregoing, or any one of the foregoing or any combination of the foregoing, without first proceeding against Resellers or any Collateral, or without joining all Persons liable or potentially liable for any portion of the Loan Obligations in one action. Each Reseller shall be jointly and severally liable as primary obligor and not merely as surety for repayment of all Loan Obligations arising under the Loan Documents. Such joint and several liability shall apply to each Reseller regardless of whether any Advance was only requested by or on behalf of or made to any other Reseller or the proceeds of any Advance were used only by or on behalf of any other Reseller or any indemnification Obligation or any other Obligation arose only as a result of the action of any other Reseller. If any Reseller makes a payment in respect of the Loan Obligations hereunder and under the other Loan Documents, such Reseller shall have the rights of contribution described in this Section below against the other Reseller or Resellers; provided that such Reseller shall not exercise its right of contribution until all of the Loan Obligations are fully and indefeasibly paid and satisfied, and the Facility is terminated, and Lenders have no further obligation to extend credit to or for the account of any Reseller; provided, however, that Collateral Agent is hereby granted, for the benefit of Holders of Secured Obligations, a Lien in such right of contribution and may enforce such right during an Existing Default. It is the intent of each Reseller, Administrative Agents, the Collateral Agent and the Lenders that each Reseller’s maximum obligation to repay the Loan Obligations hereunder and under the other Loan Documents shall not exceed the greater of (i) the amount actually borrowed or received directly or indirectly by such Reseller with respect thereto and (ii) the amount which is $1.00 less than the amount which, if recorded by such Reseller as a liability, would render such Reseller not Solvent.

13. Administrative Agents, Collateral Agent and Lenders.
13.1 Appointment, Powers, and Immunities. Each of WFF and CPC is hereby appointed as an Administrative Agent and WFF is hereby appointed as Collateral Agent hereunder and under each of the other Loan Documents. Each Lender hereby irrevocably appoints and authorizes each Administrative Agent, jointly and severally, and the Collateral Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Administrative Agents and the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Administrative Agent (which term as used in this sentence and in Section 14.5 and the first sentence of Section 14.6 hereof shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, representatives, and agents) and the Collateral Agent: (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Reseller, the Parent Guarantor or any Domestic Subsidiary or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Reseller, the Parent Guarantor or any Domestic Subsidiary or the satisfaction of any condition or to inspect the property (including the books and records) of any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates; (d) unless directed in writing by the Required Lenders, shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document (other than normal collection procedures from the Lockboxes); and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. Each Administrative Agent and Collateral Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.
13.2 Reliance by Administrative Agents. The Administrative Agents and the Collateral Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by them to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for the Resellers, the Parent Guarantor or any Domestic Subsidiary), independent accountants, and other experts selected by the Administrative Agents or the Collateral Agent. As to any matters not expressly provided for by this Agreement, the Administrative Agents and the Collateral Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agents and the Collateral Agent shall not be required to take any action that exposes the Administrative Agents or the Collateral Agent to personal liability or that is contrary to any Loan Document or applicable Law or unless they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of taking any such action.
13.3 Employment of Administrative Agents, Collateral Agents and Counsel. Administrative Agents and the Collateral Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be liable to any Lender, except with respect to money or securities received by it or such agents or attorneys-in-fact, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Administrative Agents and the Collateral Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and their duties hereunder and shall not be liable to any Lender for acting or failing to act as advised by such counsel, except where doing so violates an express obligation of Administrative Agents or the Collateral Agent under the Loan Documents.

13.4 Defaults. The Administrative Agents and the Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Administrative Agents or the Collateral Agent have received written notice from a Lender or the Resellers specifying such Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agents or the Collateral Agent receive such a written notice of the occurrence of an Event of Default, the Administrative Agents or the Collateral Agent shall promptly give notice thereof to the Lenders. The Administrative Agents shall (subject to Section 13.2 hereof) take such action with respect to such Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Administrative Agents or the Collateral Agent shall have received such directions, the Administrative Agents and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as they shall deem advisable in the best interest of the Lenders.
13.5 Rights as Lender. With respect to its Facilities and the Loans made by it, CPC (and any successor acting as an Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as an Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include CPC in its individual capacity as a Lender. CPC (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, provide services to, and generally engage in any kind of lending, trust, or other business with any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates or any Guarantor as if it were not acting as an Administrative Agent, and CPC (and any successor acting as an Administrative Agent) and its Affiliates may accept fees and other consideration from any Reseller, the Parent Guarantor or any Domestic Subsidiary or Affiliates or any Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.
13.6 Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agents and the Collateral Agent (to the extent not reimbursed under the terms of Section 14.6, but without limiting the obligations of the Resellers under such Section) in accordance with their respective Pro-Rata Shares, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agents or the Collateral Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Administrative Agents or the Collateral Agent under any Loan Document; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agents and the Collateral Agent promptly upon demand for its Pro-Rata Share of any costs or expenses payable by the Resellers to Administrative Agents or the Collateral Agent under this Agreement or the other Loan Documents, to the extent that the Administrative Agents or the Collateral Agent are not promptly reimbursed for such costs and expenses by the Resellers. If Lenders reimburse Administrative Agents or the Collateral Agent and Administrative Agents or the Collateral Agent subsequently receive reimbursement from the Resellers, Administrative Agents or the Collateral Agent shall promptly remit to the Lenders (without interest) their Pro-Rata Share of such reimbursement received from the Resellers. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement and the termination of the Facilities. If the Administrative Agents or the Collateral Agent are for any reason compelled to surrender any payment or any proceeds of the Collateral because such payment or the application of such proceeds is for any reason invalidated, declared fraudulent, set aside, or determined to be void or voidable as a preference, an impermissible set-off, or a diversion of trust funds, then this Agreement and the Loan Obligations to which such payment or proceeds was applied or intended to be applied shall be revived as if such application was never made, and to the extent Administrative Agents or the Collateral Agent have been compelled to surrender any such payment or proceeds which have been distributed by Administrative Agents or the Collateral Agent to a Lender and Resellers have not repaid such amounts immediately upon demand by Administrative Agents, such Lender shall be liable to pay to Administrative Agents and the Collateral Agent the amount of any such payments or proceeds so received by such Lender and surrendered by Administrative Agents or the Collateral Agent, and shall indemnify Administrative Agents and the Collateral Agent for and hold Administrative Agents and the Collateral Agent harmless from any loss with respect to payments or proceeds received by such Lender and surrendered by Administrative Agents or the Collateral Agent.

13.7 Notification of Lenders. Each Lender agrees to use commercially reasonable efforts (but no Lender shall have liability to any other Lender or Administrative Agents for failure to use such commercially reasonable efforts, unless such failure is due to a Lender’s willful misconduct in not using such commercially reasonable efforts), upon becoming actually aware of anything which has or is reasonably likely to have a Material Adverse Effect on the Resellers, the Parent Guarantor or any Domestic Subsidiary, including any Guarantor, to promptly notify Administrative Agents thereof. Administrative Agents shall promptly deliver to each Lender copies of every written notice, demand, report (including any financial report), or other writing which Administrative Agents give to or receive from Resellers or any Lender, or of which CPC, in its capacity as a Lender otherwise becomes actually aware, and which itself (a) constitutes, or which contains information about, something that has or is reasonably likely to have a Material Adverse Effect on the Resellers, the Parent Guarantor or any Domestic Subsidiary, including any Guarantor, or (b) is otherwise delivered to Administrative Agents by Resellers pursuant to the Loan Documents and is deemed material information by Administrative Agents in their sole discretion. Any Lender may specifically request certain information regarding the Resellers, the Parent Guarantor or any Domestic Subsidiary which it reasonably believes is in the possession of Administrative Agents. Administrative Agents and its directors, officers, agents, and employees shall have no liability to any Lender for failure to deliver any such item to such Lender unless the failure constitutes gross negligence or willful misconduct.
13.8 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agents or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Resellers, the Parent Guarantor and the Domestic Subsidiaries, if any, and its own decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agents or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agents hereunder, the Administrative Agents shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of the Resellers, the Parent Guarantor or any Domestic Subsidiaries or Affiliates or any of the Guarantors that may come into the possession of the Administrative Agents or any of their Affiliates.
13.9 Resignation. The Administrative Agents and Collateral Agent (individually an “Agent” and collectively, the “Agents”) may resign at any time by giving notice thereof to the Lenders and the Borrowing Agent. Upon any such resignation, the Required Lenders shall have the right to appoint a successor to the applicable resigning Agent(s) with Borrowing Agent’s prior written consent which shall not be unreasonably withheld or delayed; provided, however, that if there is an Existing Default either at the time of resignation or appointment, then Borrowing Agent’s written consent shall not be required. Effective with such resignation, the resigning Agent shall assign (at Resellers’ sole cost and expense) all Liens in the Collateral, security documents and UCC filings, and do all other things reasonably necessary so as to assign and transfer the Liens in the Collateral (including, all documents effectuating or evidencing such Liens) to any successor Administrative Agent, Administrative Agents or Collateral Agent, as the case may be. The applicable successor Agent(s) appointed by the Required Lenders shall be a Lender.

If no applicable Agent(s) shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the remaining Administrative Agent, if any, and if none, the remaining retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent(s) which shall be a commercial bank or other financial institution organized under the laws of the United States of America or any State thereof having combined capital and surplus of at least $300,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Should the Administrative Agent that also serves as Collateral Agent and Syndication Agent resign, such Agent shall also be deemed to have resigned as Collateral Agent and Syndication Agent.
13.10 Software Spectrum, Inc. The Resellers may request that the Administrative Agents, the Collateral Agent and the Lenders release their security interest in Receivables originated by Software Spectrum, Inc. If the Resellers delivers a written certification to the Administrative Agents certifying that (i) no Event of Default is then outstanding, (ii) Software Spectrum, Inc. (or its successor) has merged into Insight Direct USA, Inc., with Insight Direct USA, Inc. being the survivor thereof, (iii) Insight Direct USA, Inc. owns all of the Receivables originated by Software Spectrum, Inc. and (iv) such Receivables, once released from the Collateral Agent’s and the Holders of Secured Obligations’ security interest, qualify as eligible receivables under a Permitted Receivables Facility, then the Collateral Agent shall promptly after its receipt of such written certification release its and the Holders of Secured Obligations’ security interest in such Receivables. Prior to giving effect to any such release, the Collateral Agent shall be entitled to receive copies of the documentation evidencing any such merger (including documentation certified by the applicable secretary of state or comparable Governmental Authority), the subsequent ownership of the applicable Receivables, and the eligibility of such Receivables under a Permitted Receivables Facility, and may withhold any such release until such supporting documentation is delivered. No such release shall occur if an Event of Default is then outstanding.
13.11 Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agents, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of either Administrative Agent, at any time when there is an Existing Default, set off against the Loan Obligations, any amounts owing by such Lender to Resellers or any deposit accounts of Resellers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agents, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral securing Secured Obligations under this Agreement. Nothing contained in this Agreement or any other Loan Document shall impair the right of any Lender to exercise any right of set off or counterclaim it may have against any Reseller and to apply the amount subject to such exercise to the payment of indebtedness of any Reseller unrelated to this Agreement or the other Loan Documents.
(b) If, at any time after the occurrence of an Event of Default and during the continuance thereof, any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Loan Obligations, except for any such proceeds or payments received by such Lender from Administrative Agents pursuant to the terms of this Agreement, or (ii) payments from Administrative Agents in excess of such Lender’s ratable portion of all such distributions by Administrative Agents, such Lender promptly shall (1) turn the same over to Administrative Agents, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agents, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Loan Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Loan Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro-Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

14. General.
14.1 Lenders’ Right to Cure. Administrative Agents may (but shall not be obligated to), from time to time, in their absolute discretion, for any Reseller’s accounts and at such Reseller’s expense, pay (or, with the consent of Required Lenders, make a Floorplan Loan Advance to pay) any amount or do any act required of such Reseller hereunder or requested by Administrative Agents or Required Lenders to preserve, protect, maintain or enforce the Loan Obligations, the Collateral or Collateral Agent’s Liens therein for the benefit of Holders of Secured Obligations, and which such Reseller fails to pay or do after having been provided five days’ written notice of such failure by the Administrative Agents, including payment of any judgment against such Reseller, insurance premiums, Taxes, warehouse charges, finishing or processing charges, landlord’s claims, and any other Lien upon or with respect to the Collateral. All payments that Administrative Agents make pursuant to this Section and all out-of-pocket costs and expenses that Administrative Agents pay or incur in connection with any action taken by them hereunder shall be a part of the Loan Obligations, the repayment of which shall be secured by the Collateral. Any payment made or other action taken by Administrative Agents pursuant to this Section shall be without prejudice to any right to assert an Event of Default hereunder and to pursue other available rights and remedies with respect thereto.
14.2 Rights Not Exclusive. Every right granted to each Administrative Agent, the Collateral Agent and each Lender hereunder or under any other Loan Document or allowed to it at law or in equity shall be deemed cumulative and may be exercised from time to time.
14.3 Survival of Agreements. All covenants and agreements made herein and in the other Loan Documents shall survive the execution and delivery of this Agreement and other Loan Documents and the making of every Advance. All agreements, obligations and liabilities of Resellers under this Agreement concerning the payment of money to Administrative Agents and Lenders, including Resellers’ obligations under Sections 14.5 and 14.6, but excluding the obligation to repay the Loans and interest accrued thereon, shall survive the repayment in full of the Loans and interest accrued thereon, whether or not indefeasible and the termination of the Facilities.
14.4 Assignments.
14.4.1 Permitted Assignments. At any time after the Effective Date, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facilities and its Loans), provided that the terms of assignment satisfy the following requirements:
14.4.1.1 Administrative Agents shall have consented to the assignment; provided, however, that if the Facilities have been terminated and the Loan Obligations accelerated by the Required Lenders, then Administrative Agents’ consent shall not be required; and provided further, however, an assignment from a Lender to an Affiliate of such Lender shall not require the prior written consent of Administrative Agents, but such Lender shall give prior written notice of such assignment to Administrative Agents and such assignment shall otherwise be subject to all of the terms and provisions of this Section and this Agreement.

14.4.1.2 If there is no Existing Default and the Facilities have not been terminated, unless such assignment is to a Lender, an Administrative Agent, or any affiliate of the foregoing, the Borrowing Agent shall have consented to the assignment, which consent shall not be unreasonably withheld or delayed.
14.4.1.3 The minimum aggregate Facility which shall be assigned (which shall include the applicable portion of the assigning Lender’s Floorplan Loan Facility (and in the case of CPC, the Interim Floorplan Loan Facility)) is Fifteen Million Dollars ($15,000,000) or such lesser amount which constitutes such Lender’s entire Facility; provided, however, after giving effect to such an assignment, unless the assigning Lender has assigned all of its Facilities hereunder, the assigning Lender shall retain no less than Ten Million Dollars ($10,000,000) in Facilities hereunder; and provided further, however, that no such minimum shall apply between a Lender and its Affiliates, or between one Lender and another Lender or to an assignment of all of a Lender’s rights and obligations under this Agreement.
14.4.1.4 The assignee shall have an office located in the United States and is otherwise an Eligible Assignee.
Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Resellers and the Administrative Agents certification as to the exemption from deduction or withholding of Taxes in accordance with Section 4.5.
14.4.2 Register; Consequences and Effect of Assignments.
14.4.2.1 From and after the effective date specified in any Assignment and Acceptance, the assignee shall be deemed and treated as a party to this Agreement and, to the extent that rights and obligations hereunder held by the assignor have been assigned or negotiated to the assignee pursuant to such Assignment and Acceptance, to have the rights and obligations of a Lender hereunder as fully as if such assignee had been named as a Lender in this Agreement, and the assignor shall, to the extent that rights and obligations hereunder have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its future obligations under this Agreement.

14.4.2.2 By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee confirm to and agree with each other and the other parties hereto substantially as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse; (ii) such assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Resellers, the Parent Guarantor or any Domestic Subsidiary or Guarantor or the performance or observance by any Reseller, the Parent Guarantor or any Domestic Subsidiary or Guarantor of any of its Loan Obligations; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statement delivered pursuant to Sections 10.1(a) and (b) and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agents, such assignor, or any other Lender, and based on such documents and information as it deems appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Administrative Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Administrative Agents by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
14.4.2.3 One of the Administrative Agents shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Facility of, and principal amount of Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Resellers, the Administrative Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Resellers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon its receipt of an Assignment and Acceptance executed by the parties thereto, the Administrative Agents shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto and to Resellers.
14.4.3 Administrative Agents to Retain Copies of Assignments and Acceptances. One of the Administrative Agents shall maintain a copy of each Assignment and Acceptance delivered to and accepted by them.
14.4.4 Notice to Resellers of Assignment. Upon their receipt of an Assignment and Acceptance executed by an assigning Lender, if Administrative Agents accept the assignment contemplated thereby, Administrative Agents shall give prompt notice thereof to Resellers.
14.4.5 Assignment to Federal Reserve Bank. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.
14.4.6 Information. Subject to Section 14.11, any Lender or Administrative Agents may furnish any information concerning the Resellers, the Parent Guarantor or any of the Domestic Subsidiaries in the possession of such Lender or Administrative Agents, as the case may be, from time to time to assignees, affiliates or participants (including prospective assignees and participants); provided that such assignees, affiliates and participants shall be subject to the confidentiality obligations applicable to Lenders and Administrative Agents hereunder.

14.4.7 Sale of Participations. Upon the consent of the Administrative Agents, each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of setoff contained in this Agreement, (iv) the amount of the participation shall be in a minimum amount of $3,000,000 or such lesser amount which constitutes such Lender’s entire Facility, and (v) Resellers, the other Lenders and Administrative Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of Resellers relating to its Loans and its funding of Advances and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers that forgive the amount of principal of the Loans). The sale of any such participations which require the Resellers to file a registration statement with the Securities and Exchange Commission or under the securities Laws of any State shall not be permitted. Notwithstanding the foregoing, any Lender may sell such participations as it may be required to do under any applicable Law or as otherwise instructed to do so by any Governmental Authority.
14.5 Payment of Expenses. Resellers agree to pay or reimburse to Administrative Agents and the Collateral Agent all of Administrative Agents’ or Collateral Agent’s reasonable and documented out-of-pocket costs incurred in connection with the enforcement of Administrative Agents’ and Collateral Agent’s rights and remedies under the Loan Documents after an Event of Default; any amendment of or supplementation to any of the Loan Documents; and any waiver, consent or forbearance with respect to any Event of Default. Resellers also agree to pay or reimburse each of the Lenders all of their respective reasonable attorneys’ and paralegal’s fees and expenses and litigation costs (as such terms are defined below in this Section) incurred by each Lender in connection with this Agreement or any of the other the Loan Documents upon the occurrence and during the continuance of an Event of Default (including, without limitation, such fees, expenses and costs arising from or incurred in connection with: the interpretation of any of the Loan Documents; any amendment, waiver or supplementation to any of the Loan Documents; any enforcement action against the Resellers, the Parent Guarantor, any Domestic Subsidiary, any Guarantor of the Collateral; or any consent or forbearance with respect to any Event of Default). In addition, Resellers shall pay to Administrative Agents, upon receipt of notification from Administrative Agents, Administrative Agents’ customary fees to send or receive electronic transfers of funds. All costs and fees which Resellers are obligated to pay or reimburse Administrative Agents or the Collateral Agent are Loan Obligations payable to Administrative Agents and the Collateral Agent and are payable on demand (accompanied by reasonable back-up documentation thereof) by Administrative Agents or the Collateral Agent.
14.6 General Indemnity.
14.6.1 Resellers agree to indemnify and hold harmless each Administrative Agent, the Collateral Agent, each Lender and each of their affiliates and their respective officers, directors, employees, attorneys, representatives, agents, and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys’ fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans (including, without limitation, any payments made by Administrative Agents to any Person (other than Resellers) including, without limitation, any indemnity payments by Administrative Agents thereunder), or the manufacture, storage, transportation, release or disposal of any Hazardous Material on, from, over or affecting any of the Collateral or any of the assets, properties, or operations of any Reseller, the Parent Guarantor or any Domestic Subsidiary or any predecessor in interest, directly or indirectly, except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by a Reseller, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Resellers agree not to assert and agrees that it will not direct the Parent Guarantor or any Domestic Subsidiary to assert any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans. Resellers shall pay, indemnify and hold harmless the Indemnified Parties for, from and against, and shall promptly reimburse the Indemnified Parties for, any and all claims, damages, liabilities, losses, costs and expenses (including reasonable attorneys’ fees and expenses and amounts paid in settlement) incurred, paid or sustained by the Indemnified Parties, arising out of or relating to the enforcement by Administrative Agents or the Collateral Agent of any of their rights with respect thereto. Resellers covenant and agree to assume liability for and to protect, indemnify and hold harmless the Administrative Agents, the Collateral Agent and each of the Lenders from any and all liabilities, obligations, damages, penalties, claims, causes of action, costs, charges and expenses (including without limitation, attorneys’ fees), which may be incurred by, imposed or asserted against the Administrative Agents, the Collateral Agent or any Lender, howsoever arising or incurred because of, out of or in connection with the disbursements of Interim Floorplan Loan Advances or Floorplan Loan Advances; provided, however, the liability of the Resellers pursuant to this indemnity shall not extend to any liability, obligation, damage, penalty, claim, cause of action, cost, charge or expense found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Resellers: (i) are obligated to pay any Loan Obligation even if any Collateral is defective or fails to conform to any warranties extended by any third party; (ii) shall not assert against Administrative Agents, the Collateral Agent, any Lender or any other Indemnified Party any claim or defense Resellers have against any third party; and (iii) shall indemnify and hold Administrative Agents, the Collateral Agent, any Lender and any other Indemnified Party harmless against all claims and defenses asserted by any buyer of the Floorplanned Inventory relating to the condition of, or any representations regarding, any of the Floorplanned Inventory. Resellers irrevocably waive all rights of offset and counterclaims it may have against Administrative Agents, the Collateral Agent or any Lender except counterclaims arising in the case of Administrative Agents’, the Collateral Agent’s or any Lender’s willful misconduct or gross negligence.
14.6.2 The obligations of Resellers under this Section 14.6 shall survive the termination of the Facilities, the indefeasible full payment and satisfaction of all of the Loan Obligations, and the release of the Collateral. All amounts, obligations and liabilities referred to in Section 14.6.1 shall be deemed to be a part of the Loan Obligations and shall be paid to Administrative Agents on demand. To the extent that any of the indemnities required from Resellers under this Section are unenforceable because they violate any Law or public policy, Resellers shall pay the maximum amount which it is permitted to pay under applicable Law.
14.7 Changes in Accounting Principles. If any Reseller, the Parent Guarantor or any Domestic Subsidiary, at the end of its fiscal year and with the concurrence of its independent certified public accountants, changes its accounting principles from those used in the preparation of any of the financial statements delivered pursuant to Section 10.1(a) and (b) as required by or as result from the promulgation of principles, rules, regulations, guidelines, pronouncements or opinions by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or bodies with similar functions), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of such Reseller, the Parent Guarantor or such Domestic Subsidiary shall be the same after such changes as if such changes had not been made; provided, however, that until such amendments are made, all financial covenants herein and all the provisions hereof which contemplate financial calculation hereunder shall remain in full force and effect.
14.8 Loan Records. The date and amount of all Advances to Resellers and payments of amounts due from Resellers under the Loan Documents will be recorded in the records that Administrative Agents normally maintain for such types of transactions. The failure to record, or any error in recording, any of the foregoing shall not, however, affect the obligation of Resellers to repay the Loans and other amounts payable under the Loan Documents. Resellers shall have the burden of proving that such records are not correct. Resellers agree that Administrative Agents’ and any Lender’s books and records showing the Loan Obligations and the transactions pursuant to this Agreement shall be admissible in any action or proceeding arising therefrom, and shall constitute prima facie proof thereof (absent manifest error), irrespective of whether any Loan Obligation is also evidenced by a promissory note or other instrument. Any statement sent by Administrative Agents or a Lender to a Reseller, the Parent Guarantor or a Domestic Subsidiary shall be deemed correct, accurate and binding on the Resellers and an account stated (except for reversals and reapplications of payments as provided in Section 6.5 and corrections of errors discovered by Administrative Agents or a Lender) (absent manifest error), unless Resellers notify Administrative Agents in writing to the contrary within 60 days after such statement is rendered. In the event a timely written notice of objections is given by Resellers, only the items to which exception is expressly made will be considered to be disputed by Resellers
14.9 Other Security and Guaranties. Administrative Agents or any Lender may, without notice or demand and without affecting Resellers’ obligations hereunder, from time to time, for the benefit of the other Lenders and Administrative Agents (based upon each Lender’s Pro-Rata Share): (a) take from any Person and hold collateral (other than the Collateral) for the payment of all or any part of the Loan Obligations and exchange, enforce and release such collateral or any part thereof; and (b) accept and hold any endorsement or Guarantee of payment of all or any part of the Loan Obligations and release or substitute any such endorser or Guarantor, or any Person who has given any Lien in any other collateral as security for the payment of all or any part of the Loan Obligations, or any other Person in any way obligated to pay all or any part of the Loan Obligations.
14.10 Loan Obligations Payable in Dollars. All Loan Obligations shall be payable only in Dollars.
14.11 Confidentiality. Administrative Agents may obtain from any Vendor any credit, financial or other information regarding Resellers that such Vendor may from time to time possess. Each Administrative Agent, the Collateral Agent and each Lender agrees that it will not disclose to third Persons any information that it obtains about a Reseller, the Parent Guarantor or a Domestic Subsidiary or their operations or finances that constitutes non-public information. Each Administrative Agent and any Lender may, however, disclose such information to their Affiliates, to each other, to each other’s Affiliates, and to all of the officers, attorneys, auditors, accountants, bank examiners, agents and representatives of the foregoing who have a need to know such information in connection with the administration, interpretation or enforcement of the Loan Documents or the lending and collection activity contemplated therein or to the extent required by Law or a Governmental Authority (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential). Each Administrative Agent or any Lender may also disclose such information in any documents that it files in any legal proceeding or otherwise to pursue, enforce or preserve its rights under the Loan Documents.

Each Administrative Agent may also disclose credit, financial, or other information on Resellers in such Administrative Agent’s possession to the Lenders, Vendors and potential Vendors, or any Persons liable for the Loan Obligations; provided, however, each Administrative Agent will use its commercially reasonably efforts not to provide copies of Parent Guarantor’s financial statements to any such Vendors or potential Vendors without Borrowing Agent’s prior written consent, although in the event an Administrative Agent does provide copies of Parent Guarantor’s financial statements to any such Vendors or potential Vendors, it shall have no liability for such disclosure. Administrative Agents’ and Lenders’ nondisclosure obligation shall not apply to any information that (i) is disclosed to an Administrative Agent or any Lender by a third Person not affiliated with or employed by a Reseller who does not, to such Administrative Agent’s or such Lender’s knowledge, have a commensurate duty of nondisclosure, or (ii) is or becomes publicly known other than as a result of disclosure by an Administrative Agent or a Lender.
14.12 Reserved.
14.13 Jury Trial Waiver; Service of Process; Forum.
14.13.1 Jury Trial Waiver. ANY LEGAL PROCEEDING WITH RESPECT TO ANY DISPUTE (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, or (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER OR NOT SOUNDING IN CONTRACT OR TORT OR OTHERWISE, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. EACH RESELLER, EACH ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING. EACH RESELLER, EACH ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH LENDER FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EITHER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
14.13.2 Choice of Forum. Subject only to the exception in the next sentence, Resellers, Administrative Agents, Collateral Agent and each Lender hereby agree to the non-exclusive jurisdiction of any local, state or federal court located within the borough of Manhattan, New York, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein, and agrees that any dispute concerning the relationship between Administrative Agents, Collateral Agent, Lenders, and Resellers or the conduct of any of them in connection with this Agreement or otherwise shall be heard only in the courts described above. Notwithstanding the foregoing: (1) Administrative Agents or any Lender shall have the right to bring any action or proceeding against a Reseller or its property in any courts of any other jurisdiction Administrative Agents or any Lender deem necessary or appropriate in order to realize on the Collateral, real estate or other security for the Loan Obligations, and (2) each party hereto acknowledges that any appeals from the courts described in the immediately preceding sentence may have to be heard by a court located outside those jurisdictions.

14.13.3 Service of Process. Each Reseller, each Administrative Agent, the Collateral Agent and each Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to such party at its address set forth on the signature pages hereof, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mail. Nothing in this Section shall affect the right of Administrative Agents or any Lender to serve legal process in any other manner permitted by Law.
15. Portal. CPC, as an Administrative Agent, may, from time to time at its sole option, permit Resellers to access and use one or more internet web sites (the “Portal”) to obtain items or information and take other actions in connection with this Agreement, subject to the following:
A. Resellers shall access and use the Portal solely through duly authorized employees of a Reseller to whom CPC has issued a user name and password (an “Authorized Employee”);
B. submission of a user name and password to access and use the Portal, constitutes Resellers’, and the applicable Authorized Employee’s, representation that the person submitting such user name and password is the specific person identified by such user name and password and that such person is, at the time of such access and use, a Reseller’s employee duly authorized to act for and on behalf of a Reseller; and
C. CPC, as an Administrative Agent, may, from time to time at its sole option and without notice or liability:
1. amend the terms for use of the Portal by posting amended terms on the Portal (and such amended terms shall automatically be effective upon posting), and
2. suspend or revoke a Reseller’s and/or an Authorized Employee’s access to, and use of the Portal and/or modify, update or discontinue all or any portion of the Portal.
16. Mirrored Provisions.
16.1 Amendment of Mirrored Provisions
(a) The parties hereto have drafted certain of the representations and warranties found in Section 9, covenants found in Sections 10 and 11 and the definitions relating thereto (other than the covenants and related definitions found in Section 11.10) with the intention of mirroring, in whole or in part, certain of the representations, warranties, covenants and definitions contained in the JPMorgan Credit Agreement (the “Mirrored Provisions”). In the event that the Lenders party to the JPMorgan Credit Agreement (or the JPMorgan Chase Bank, National Association as Administrative Agent, on behalf of the Lenders party to the JPMorgan Credit Agreement) and the Loan Parties party to the JPMorgan Credit Agreement agree to amend, modify, waive or restate any representation, warranty, covenant or defined term in the JPMorgan Credit Agreement constituting or forming the basis for any Mirrored Provision (either directly or indirectly through other defined terms), each of the Lenders, the Administrative Agents and the Collateral Agent agree that, contemporaneously with the effectiveness of such amendment, modification or restatement to such representation, warranty, covenant or relevant defined term in the JPMorgan Credit Agreement, the corresponding Mirrored Provision shall automatically, and without further action by any Person, be deemed amended, modified or restated, as applicable, in this Agreement. Notwithstanding the foregoing: (A) any such amendment or modification of this Agreement shall be effective solely to the extent of the amendment, modification or restatement of the corresponding provision in the JPMorgan Credit Agreement; (B) any such amendment, modification or restatement of this Agreement shall be subject to the same terms and conditions, if any, as the amendment, modification or restatement of the corresponding provision in the JPMorgan Credit Agreement, except to the extent that such terms and conditions do not relate to the Mirrored Provision (it being understood that terms and conditions of amendments, modifications or restatements to the representations, warranties, covenants or relevant defined terms in the JPMorgan Credit Agreement that are effected at the same time as any amendment, modification or restatement of Mirrored Provisions and that are not direct amendments, modifications or restatements of Mirrored Provisions are not terms and conditions “relating to” the Mirrored Provisions for purposes of this clause (B)), and (C) any such amendment, modification or restatement of any Mirrored Provisions and/or this Agreement shall expire or be rescinded, amended or modified in the event the corresponding amendment, modification or waiver of the relevant provision of the JPMorgan Credit Agreement expires or is so rescinded, amended or modified.
(b) In the event the JPMorgan Credit Agreement is amended, modified, assigned, supplemented, restated, extended, renewed, refinanced, restructured, refunded or replaced, in whole or in part, and any or all of the representations, warranties, covenants and relevant defined terms thereof are substantially altered, then the Mirrored Provisions of this Agreement shall be deemed to be the relevant representation, warranty, covenant or relevant defined term, as the case may be, set forth in such amended, modified, assigned, supplemented, restated, extended, renewed, refinanced, restructured, refunded or replaced document addressing the subject matter of the representation, warranty, covenant or relevant defined term contained in this Agreement.
(c) Resellers shall cause (i) the Bank Collateral (as defined in the JPMorgan Chase Bank Intercreditor Agreement) to be identical in scope to the Collateral (other than with respect to Foreign Assets) and (ii) the obligors on the Bank Obligations (as defined in the JPMorgan Chase Bank Intercreditor Agreement) to be identical in scope to the obligors on the Secured Obligations (other than with respect to Foreign Subsidiaries). Resellers shall provide the Administrative Agents with a copy of any new material Bank Loan Documents (as defined in the JPMorgan Chase Bank Intercreditor Agreement) or any amendment, waiver, consent, or other modification to or under any material Bank Loan Document no later than five (5) Business Days after its effectiveness.
16.2 Termination of JPMorgan Credit Agreement.
In the event that the JPMorgan Credit Agreement is indefeasibly paid in full in cash such that there are no outstanding Obligations (as defined in the JPMorgan Credit Agreement), the Resellers agree that contemporaneously upon such payment, each Mirrored Provision then in effect, together with each relevant defined term in the JPMorgan Credit Agreement shall automatically, and without further action by any Person, be deemed to amend and be restated, as applicable, in this Agreement as if fully set forth herein.
16.3 The provisions of this Section 16 shall supersede the provisions of Section 17.2.
17. Miscellaneous.
17.1 Notices. All notices, consents, requests and demands to or upon the respective parties hereto shall be in writing, and shall be deemed to have been given or made when delivered in person to those Persons listed on the signature pages hereof or four (4) days after the date when deposited in the United States mail, postage prepaid, or, in the case of the overnight courier services, one Business Day after delivery to the overnight courier service, or in the case of notice by electronic or facsimile transmission, when sent, verification received, in each case addressed as set forth on the signature pages hereof, or to such other address as either party may designate by notice to the other in accordance with the terms of this Section. No notice given to or demand made on any Reseller by Administrative Agents or any Lender in any instance shall entitle any Reseller to notice or demand in any other instance.

17.2 Amendments and Modifications; Waivers and Consents; All Lenders. Unless otherwise provided herein (including in Section 16), no amendment to or modification of any provision of this Agreement, or of any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers of Resellers and Required Lenders (or Administrative Agents with the consent of the Required Lenders). Unless otherwise provided herein (including in Section 16), no waiver of, or consent to any departure by a Reseller from, the requirements of any provision of this Agreement or any of the other Loan Documents shall be effective unless it is in writing and signed by authorized officers or representatives of Required Lenders (or Administrative Agents with the consent of the Required Lenders). Any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given.
The foregoing notwithstanding, no such amendment, modification or consent shall, (i) unless signed by authorized officers or representatives of any two or more Lenders whose shares of Lenders’ Exposure at the relevant time aggregate more than 66% (subject to the terms of Section 5.5.3), amend, waive or modify compliance with any provisions of Section 11.10; or (ii) unless signed by authorized officers of Resellers and authorized officers or representatives of all Lenders directly and adversely affected thereby:
(a) reduce or forgive the repayment of principal of any Advance,
(b) postpone or delay the Termination Date,
(c) change the provisions of Section 13 to the detriment of any Lender,
(d) change the percentage referred to in the definition of Required Lenders herein,
(e) change the provisions of this Section,
(f) release a Reseller from its obligations under the Loan Documents,
(g) change any provisions of this Agreement requiring ratable distributions to Lenders,
(h) reduce the interest rate payable to Lenders (other than CPC) for Floorplan Loan Advances under Section 4.4,
(i) change the provisions of Section 5.3,
(j) exchange, waive, or release the Liens in all or substantially all of the Collateral (except as expressly permitted hereby), or
(k) change the provisions of Section 6.7;

provided, however, that to the extent not permitted by Section 11.3, Administrative Agents and the Collateral Agent may, in their absolute discretion and without the consent of any Lender or any Reseller, the Parent Guarantor or any Domestic Subsidiary or any Guarantor, permit a Reseller or such other applicable Person to exchange, waive or release the Liens in any of the Collateral so long as the fair market value of the Collateral which is exchanged or for which the Liens are waived or released does not exceed $50,000 in each instance and $100,000 in the aggregate per calendar year. In addition, the Dollar amount of the Floorplan Loan Facility of any Lender may not be increased without the consent of such Lender and the Administrative Agents; and if the aggregate amount of any Facility is increased, then only the consent of the Lenders participating in any such increase, the Administrative Agents and the Resellers shall be required. No notice to or demand on a Reseller in any instance shall entitle such Reseller to any other or further notice or demand in another similar or different instance. No failure by Administrative Agents, the Collateral Agent or any Lender to exercise, and no delay by Administrative Agents, the Collateral Agent or any Lender in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Administrative Agents or any Lender of any right, remedy, power or privilege hereunder preclude any other exercise thereof, or the exercise of any other right, remedy, power or privilege existing under any Law or otherwise.
17.3 Replacement of Holdout Lender.
(a) If any action to be taken by the Lenders, Administrative Agents or Collateral Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) disapproves of the action or fails to give its consent, authorization, or agreement, then Administrative Agents or the Borrowing Agent, upon at least one (1) Business Day prior notice to the Holdout Lender, may replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Loan Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.4. Until such time as the Replacement Lenders shall have acquired all of the Loan Obligations, the commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro-Rata Share of Advances. Upon replacement of a Holdout Lender with a Replacement Lender, the Replacement Lender shall assume and be bound by the terms and conditions of this Agreement and the other Loan Documents.
17.4 Course of Dealing. Acceptance of or acquiescence in a course of performance or course of dealing rendered or taken under or with respect to this Agreement or the other Loan Documents will not be relevant in any respect to determine the meaning of this Agreement or the other Loan Documents, or the obligations or liabilities of the parties hereto under this Agreement or the other Loan Documents, even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.
17.5 Rights Cumulative. Each of the rights and remedies of Administrative Agents and Lenders under this Agreement shall be in addition to all of their other rights and remedies under applicable Law, and nothing in this Agreement shall be construed as limiting any such rights or remedies.

17.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Resellers may not assign, delegate or transfer any of its rights or obligations under this Agreement without the prior written consent of Administrative Agents and Required Lenders. With respect to a Reseller’s successors and assigns, such successors and assigns shall include any receiver, trustee or debtor-in-possession of or for such Reseller.
17.7 Severability. Any provision of this Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction unless the ineffectiveness of such provision would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
17.8 Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts, and all such counterparts taken together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart signed by the party to be charged.
17.9 Governing Law; No Third Party Rights. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed and interpreted in accordance with the Laws of the State of New York. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement.
17.10 Counterpart Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) is to be treated as an original document. The signature of any Person thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.
17.11 No Other Agreements. There are no other agreements (other than the Loan Documents) between Administrative Agents, the Collateral Agent, Lenders, and Resellers, oral or written, concerning the subject matter of the Loan Documents, and all prior agreements concerning the same subject matter, including any proposal or commitment letter or term sheets, are merged into the Loan Documents and thereby extinguished.
17.12 Waiver of Right to Seek Punitive and Exemplary Damages. Each Reseller, each Administrative Agent, the Collateral Agent and each Lender hereby irrevocably waives forever any right to obtain or claim for punitive or exemplary damages from any other party to this Agreement.

17.13 Negotiated Transaction. Each Reseller, each Administrative Agent, the Collateral Agent and each Lender represent each to the others that in the negotiation and drafting of this Agreement and the other Loan Documents they have been represented by and have relied upon the advice of counsel of their choice. Resellers, the Collateral Agent and Administrative Agents affirm that their counsel have both had substantial roles in the drafting and negotiation of this Agreement and each Lender affirms that its counsel has participated in the drafting and negotiation of this Agreement; therefore, this Agreement will be deemed drafted by Resellers, Administrative Agents, the Collateral Agent and Lenders, and the rule of construction to the effect that any ambiguities are to be resolved against the drafter will not be employed in the interpretation of this Agreement.
17.14 Incorporation By Reference. All of the terms of the other Loan Documents are incorporated in and made a part of this Agreement by this reference.
17.15 Customer Identification – USA Patriot Act Notice. Each Administrative Agent and each Lender hereby notifies the Resellers and each Guarantor that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (as amended from time to time (including any successor statute) and together with all rules promulgated thereunder, collectively, the “Act”), it is required to obtain, verify and record information that identifies the Resellers and any Guarantor, which information includes the name and address of any Reseller and any Guarantor and other information that will allow Administrative Agents and each Lender to identify each Reseller and each Guarantor in accordance with the Act.
{remainder of page intentionally left blank; signature pages follow}

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by appropriate duly authorized officers as of the Effective Date.

CASTLE PINES CAPITAL LLC, as Administrative Agent and a Lender
By:	/s/ John Schmidt
	Name:	John Schmidt
	Title:	Managing Partner

WELLS FARGO FOOTHILL, LLC as Administrative Agent and Collateral Agent
By:	/s/ John Hanley
	Name:	John Hanley
	Title:	Senior Vice President – Division Portfolio Manager
Applicable Lending Office/Notice Address – Administrative Agents:
c/o Castle Pines Capital LLC
9785 Maroon Circle, Suite 110
Englewood, CO 80112
Attn: Mr. John Schmidt,
FAX # (303) 209-1906
TEL # (303) 209-1941
with a copy to
Mr. Robert A. Breindel
General Counsel and Secretary
FAX # (303) 209-1937
TEL # (303) 209-1906
with a copy to
Wells Fargo Foothill, LLC
14241 Dallas Parkway, Suite 1300
Dallas, TX 75254
Attn: Ms. Laurie Stanco
FAX # (972) 387-4375
TEL # (972) 851-9155
Signature Page to
Credit Agreement

DE LAGE LANDEN FINANCIAL SERVICES, INC. as a Lender
By:	/s/ Patrick Smith
	Name:	Patrick Smith
	Title:	Vice President Credit
Notice Address for Lender:
De Lage Landen Financial Services, Inc.
c/o De Lage Landen Financial Services, Inc.
111 Old Eagle School Road
Wayne, PA 19087
Attn: Mr. Patrick Smith
Phone: (610) 386-5743
Fax: (800) 347-3936
with a copy to
De Lage Landen Financial Services, Inc.
Attn: General Counsel
Phone: (610) 386-5000
Fax: (610) 386-5440
Signature Page to
Credit Agreement

IBM CREDIT LLC, as a Lender
By:	/s/ Steven A. Flanagan
	Name:	Steven A. Flanagan
	Title:	Global Credit Officer
Notice Address for Lender:
IBM Credit LLC
c/o IBM Credit LLC
1 North Castle Drive
Armonk, NY 10504
Attn: Steven A. Flanagan
Phone: (914) 765-6259
Fax: (914) 765-6269
Signature Page to
Credit Agreement

CALENCE, LLC, as a Reseller
By: Insight Enterprises, Inc. its Manager

By:	/s/ Glynis Bryan
	Name:	Glynis Bryan
	Title:	Chief Financial Officer

INSIGHT DIRECT USA, INC., as a Reseller
By:	/s/ Helen Johnson
	Name:	Helen Johnson
	Title:	Treasurer

INSIGHT PUBLIC SECTOR, INC., as a Reseller
By:	/s/ Helen Johnson
	Name:	Helen Johnson
	Title:	Treasurer:
Notice Address for Borrowing Agent:
Calence, LLC
c/o Insight Enterprises, Inc.
1305 W. Auto Drive
Tempe, AZ 85284
Attn: Glynis Bryan
Phone: (480) 333-3390
Fax: (480) 760-8894
With a copy to:
1305 W. Auto Drive
Tempe, AZ 85284
Attn: Mark N. Rogers, Esq.
Phone: (480) 333-3475
Fax: (480) 760-9068
Signature Page to
Credit Agreement

EXHIBIT A
LENDERS’ FACILITIES AND PRO-RATA SHARES

	FLOORPLAN LOAN		PRO-RATA
LENDER	FACILITY		SHARES

CPC	$50,000,000	**	50%**
De Lage Landen Financial Services, Inc.	$25,000,000		25%
IBM Credit LLC	$25,000,000		25%
Aggregates	$100,000,000		100%

**	Subject to Section 3.3 of this Agreement.

A-1

EXHIBIT B
DEFINITIONS
As used in this Agreement, each of the following capitalized terms means:
Account – as to any Person, means the right of such Person to payment for goods sold or leased or for services rendered by such Person.
Account Debtor – means the obligor on any Account.
Acquired Entity – means the assets or Person acquired in connection with a Permitted Acquisition or other investment permitted under Section 11.4.
Acquired Entity EBITDA – has the meaning assigned to such term in the JPMorgan Credit Agreement.
Adjusted Consolidated EBITDA – means, as of any date of determination and without duplication: (i) Consolidated EBITDA for the Parent Guarantor and its consolidated Subsidiaries (other than Calence) for the four fiscal quarter period then most recently ended, plus (ii) Acquired Entity EBITDA for such period for the Calence Acquisition and for each Permitted Acquisition consummated on or after the Effective Date. Effective upon the consummation of a Permitted Acquisition, Adjusted Consolidated EBITDA shall be adjusted to include Acquired Entity EBITDA for the applicable Acquired Entity.
Adjusted LIBO Rate – means an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for a one-month period multiplied by (b) the Statutory Reserve Rate.
Administrative Agents – means each of Wells Fargo Foothill, LLC, a Delaware limited liability company, and Castle Pines Capital LLC, a Delaware limited liability company, in its respective capacity as an Administrative Agent under this Agreement, and each of their respective successors and assigns in such capacity.
Administrative Agent Deficiency Amount – is defined in Section 4.4.
Advance – means the principal amount of the obligations for which Resellers are liable to Lenders under this Agreement, which may arise from sums Lenders have loaned or advanced or assumed or committed to loan or advance or assume (after issuance of a Transaction Statement) to or on behalf of Resellers pursuant to this Agreement.
Advance Date – means the date on which an Advance is made pursuant to this Agreement.
Affiliate – means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
Agents – is defined in Section 13.9.
Aggregate Floorplan Loans – means the outstanding principal balance of all Floorplan Loan Advances.

Aggregate Floorplan Loan Facility – means the aggregate line of credit made available by the Lenders as stated in Section 3.1.1 to fund Floorplan Loan Advances.
Aggregate Floorplan Loan Facility Limit – means One Hundred Million Dollars ($100,000,000), as may be reduced pursuant to terms of Section 3.2.2 of this Agreement.
Agreement and this Agreement – means this Credit Agreement (including each exhibit or schedule hereto, whether or not physically attached to this document).
Applicable Lending Office – for each Administrative Agent and each Lender and for each Loan, means the “Applicable Lending Office” of such Administrative Agent or such Lender (or of an affiliate of such Lender) designated for such Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Administrative Agent or such Lender) as such Administrative Agent or such Lender may from time to time specify to the Administrative Agents (in the case of another Lender) and the Resellers by written notice in accordance with the terms hereof as the office by which its Loans are to be made and maintained.
Approval – means CPC’s approval to finance particular Inventory for Resellers which is evidenced by CPC’s issuing a financing approval number to the Vendor of such Inventory. “Approval” also means (i) any open-to-buy authorization given by CPC to a Vendor, pursuant to which CPC may authorize such Vendor to assume CPC’s approval to finance inventory until CPC affirmatively withdraws such authorization, and (ii) any Approval for which CPC has not made an Interim Floorplan Loan Advance or the Lenders have not made a Floorplan Loan Advance as a result of CPC’s not receiving the invoice from the Vendor for the Inventory which is subject to the Approval.
Approved Vendor – is defined in Section 3.1.5.
Asset Coverage Ratio – means, as of the last day of any fiscal quarter of the Parent Guarantor, the ratio of (i) the aggregate total book value of the Parent Guarantor’s and its Subsidiaries’ Receivables and inventory (including, without limitation, Receivables and inventory subject to Permitted Receivables Facilities, Vendor Trade Programs and this Agreement) as of such date to (ii) the aggregate principal amount of Indebtedness or other obligations outstanding under the Loan Documents, all Permitted Receivables Facilities, the JPMorgan Credit Agreement, and all Vendor Trade Programs as of such date.
Assignment And Acceptance – means an Assignment and Acceptance in the form attached hereto as Exhibit E.
Authorized Employee – is defined in Section 15.
Average Daily Balance – is defined in Section 5.5.3.
Bankruptcy Code – means Title 11 of the United States Code, as amended or replaced from time to time.
Business Day – means a day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Laws of either the United States or the State of Colorado.
Calence – means Calence, LLC, a Delaware limited liability company.
Calence Acquisition – has the meaning assigned to such term in the JPMorgan Credit Agreement.

Capital Expenditures – means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Parent Guarantor and its Subsidiaries prepared in accordance with GAAP, excluding (i) expenditures of insurance proceeds to rebuild or replace any asset after a casualty loss and (ii) leasehold improvement expenditures for which the Parent Guarantor or a Subsidiary is reimbursed promptly by the lessor.
Capitalized Lease – of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.
Capitalized Lease Obligations – of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
Change of Control – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Collateral – means any and all property owned, leased or operated by a Loan Party covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Collateral Agent, on behalf of the Holders of Secured Obligations, to secure the Secured Obligations.
Collateral Agent – means Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as Collateral Agent under this Agreement, and each of its successors and assigns in such capacity.
Collateral Documents – means the Security Agreements, the Pledge Agreements, the Intellectual Property Security Agreements, and all other security agreements, mortgages, deeds of trust, pledges, assignments, financing statements and all other written matter whether now or hereafter executed by any Loan Party that are intended to create or evidence Liens on the assets of any Loan Party to secure the Secured Obligations.
Collection Account – means that certain bank account designated by the Administrative Agents, information for which has been separately provided to Resellers or such other bank account as the Administrative Agents may from time to time specify to Resellers by written notice in accordance with the terms hereof.
Commitment – means, with respect to each Lender, the commitment of such Lender to make Floorplan Loans and to acquire participations in Interim Floorplan Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Floorplan Loan Facility exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 3.2, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 14.4. The initial amount of each Lender’s Commitment is set forth on Exhibit A, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Commitments on the Effective Date is $100,000,000.
Compliance Certificate – means a certificate of a Financial Officer of the Parent Guarantor substantially in the form of Exhibit D.
Consolidated Capital Expenditures – means, with reference to any period, the Capital Expenditures of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.

Consolidated EBITDA – means the sum of (a) Consolidated Net Income plus (b) to the extent deducted in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization, (v) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred other than in the ordinary course of business, (vi) any non-cash charges arising from compensation expense as a result of the adoption of Financial Accounting Standards Board Statement 123 (Revised 2004), “Share-Based Payment”, which requires certain stock based compensation to be recorded as expense within the Parent Guarantor’s consolidated statement of operations and (vii) costs, expenses and fees incurred in connection with the Transactions consummated on the Effective Date, minus (c)(i) to the extent included in Consolidated Net Income, any extraordinary non-cash or nonrecurring non-cash gains realized other than in the ordinary course of business and (ii) the amount of any subsequent cash payments in respect of any non-cash charges described in the preceding clause (b)(vi), all calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis.
Consolidated Funded Indebtedness – means, at any time, the sum (without duplication) of (i) the aggregate principal amount of Consolidated Indebtedness owing by the Parent Guarantor and its Subsidiaries which has actually been funded and is outstanding at such time, whether or not such amount is due or payable at such time, plus (ii) the aggregate stated or face amount of all letters of credit at such time for which any of the Parent Guarantor and its Subsidiaries is the account party (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder) plus (iii) the aggregate amount of Capitalized Lease Obligations owing by the Parent Guarantor and its Subsidiaries plus (iv) the aggregate of all amounts owing by the Parent Guarantor and its Subsidiaries with respect to judgments or settlements arising in connection with trials, arbitrations, mediations, litigation or other forums for dispute resolution (to the extent not covered by a valid and binding policy of insurance in favor of the Parent Guarantor or the applicable Subsidiary with respect to which the related insurer has been notified of a claim for payment and has not disputed such claim) (it being understood that Consolidated Funded Indebtedness shall not include amounts outstanding under this Agreement or any Vendor Trade Program so long as such amounts are not bearing interest payable by a Loan Party).
Consolidated Indebtedness – means, at any time, the Indebtedness of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis as of such time.
Consolidated Interest Expense – means, with reference to any period, the interest expense of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period, including, without limitation, yield or any other financing costs resembling interest which are payable under any Permitted Receivables Facility.
Consolidated Net Income – means, with reference to any period, the net income (or loss) of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.
Consolidated Rentals – means, with reference to any period, the Rentals of the Parent Guarantor and its Subsidiaries calculated on a consolidated basis for such period.
Control – means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
Daily Charge – is defined in Section 4.3.3.
Daily Rate – is defined in Section 4.3.3.

Default – means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
Default Rate – is defined in Section 4.2.
Defaulting Lender – is defined in Section 5.5.1.
Disqualified Equity Interests – means Equity Interests that (a) require the payment of any cash dividends prior to the date that is 91 days after April 1, 2013, (b) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Equity Interests), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is 91 days after April 1, 2013 (other than (i) upon termination of the Commitments and payment in full of the Loan Obligations then due and owing or (ii) upon a “change in control” or asset sale, provided, that any payment required pursuant to this clause (ii) is subject to the prior repayment in full of the Loan Obligations or is otherwise contractually subordinated in right of payment to the Loan Obligations on terms reasonably satisfactory to the Administrative Agents) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests prior to the date that is 91 days after April 1, 2013.
Dollars and the sign $ – mean lawful money of the United States.
Domestic Subsidiary – means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia (other than a Reseller).
Due Date – is defined in Section 6.1.2.
EDI – is defined in Section 6.1.2.
Effective Date – means the date when this Agreement is effective as provided in Section 1.
Eligible Assignee – means (i) a Lender (including any successor by merger); (ii) an Affiliate of a Lender; and (iii) subject to Section 14.4.1.1 and Section 14.4.1.2, any other Person approved by the Administrative Agents and the Resellers; provided, however, that neither any Reseller, any Guarantor nor an Affiliate of any Reseller or any Guarantor shall qualify as an “Eligible Assignee.”
Environmental Laws – means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
Environmental Liability – means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Reseller, the Parent Guarantor or any Domestic Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

Equity Interests – means shares of capital stock, partnership interests and entitlements, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
ERISA Event – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Event of Default – is defined in Section 12.1.
Excluded Taxes – means, with respect to any Lender, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any political subdivision thereof), or by the jurisdiction under which such recipient is organized or incorporated or in which its principal office or any lending office from which it makes Loans hereunder is located, (b) any branch profit taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, or (c) any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by a Reseller from an office within such jurisdiction and would apply as of the date such Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Lender and is in effect and would apply at the time such lending office is designated, except, in the case of clause (c) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Reseller to a location other than the office designated by the Administrative Agents or such Lender for the receipt of payments of the applicable type from the applicable Reseller.
Existing Default – means, as of any date, an Event of Default which has occurred and is continuing as of such date.
Facility – means the Interim Floorplan Loan Facility of CPC or the Floorplan Loan Facility of a Lender. “FACILITIES” means all of the foregoing Facilities.
Facility Office – is defined in Section 4.5.5.
FCC – means the Federal Communications Commission or any successor commission or agency of the United States of America having jurisdiction over any Reseller, the Parent Guarantor, any Domestic Subsidiary, any System or any Telecommunications Equipment.
Federal Funds Rate – means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Wells Fargo Bank, N.A. on such day on such transactions as determined by the Administrative Agents.
Financial Officer – means any of the following officers of the Resellers, the Parent Guarantor or the Domestic Subsidiaries, as applicable: chief executive officer, president, chief financial officer, treasurer, chief accounting officer, manager or senior vice president of finance.

Fixed Charge Coverage Ratio – means, as of the last day of any fiscal quarter of the Parent Guarantor, the ratio of (a)(i) Consolidated EBITDA during the four fiscal quarter period then ended minus (ii) Consolidated Capital Expenditures during such period minus (iii) cash dividends or distributions (excluding any repurchase of its Equity Interests made by the Parent Guarantor as permitted by the JPMorgan Credit Agreement) paid by the Parent Guarantor on its Equity Interests during such period plus (iv) Consolidated Rentals during such period to (b)(i) Consolidated Interest Expense during such period plus (ii) Consolidated Rentals during such period plus (iii) expenses for taxes paid or taxes accrued during such period (calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis) plus (iv) any scheduled amortization of the principal portion of Indebtedness during such period (other than amounts owing in connection with Permitted Receivables Facilities), including, without limitation, Capitalized Lease Obligations (calculated for the Parent Guarantor and its Subsidiaries on a consolidated basis).
Floorplanned Inventory – means a Reseller’s Inventory which has been originally financed under the terms of this Agreement from Approved Vendors in which Collateral Agent has a first priority, perfected Lien (subject to no other Lien, other than Permitted Encumbrances) that is unsold and not leased by such Reseller and is in such Reseller’s possession and control as of the date of determination, excluding any Inventory reported by such Reseller as demonstration items or Inventory that is obsolete or otherwise unmerchantable.
Floorplan Loan – means any Lender’s Pro-Rata Share of the Aggregate Floorplan Loans.
Floorplan Loan Advance – means an Advance by Lenders under the Aggregate Floorplan Loan Facility.
Floorplan Loan Facility – means the line of credit made available by each Lender as stated in Section 3.1.1 to fund Floorplan Loan Advances.
Foreign Assets – shall have the meaning assigned to such term in the JPMorgan Chase Bank Intercreditor Agreement.
Foreign Subsidiaries – shall have the meaning assigned to such term in the JPMorgan Chase Bank Intercreditor Agreement.
GAAP – means generally accepted accounting principles in the United States of America.
Governmental Approval – means, with respect to any Reseller, the Parent Guarantor or any Domestic Subsidiary, any license, permit or certificate of public convenience and necessity issued or required to be issued to such Reseller, the Parent Guarantor or such Domestic Subsidiary by the FCC, any PUC or any Governmental Authority in connection with any System or Telecommunications Equipment.
Governmental Authority – means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.
Guarantee – of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Guarantor – each Person who from time to time executes and delivers to Collateral Agent for the benefit of Lenders a Guarantee of part or all of the Loan Obligations.
Hazardous Material – means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
Holders of Secured Obligations – means the holders of the Secured Obligations from time to time and shall refer to (i) each Lender in respect of its Loans, (ii) the Administrative Agents and the Lenders in respect of all other present and future obligations and liabilities of the Resellers, the Parent Guarantor or any Subsidiary Guarantor of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Person benefiting from indemnities made by the Resellers, the Parent Guarantor or any Subsidiary Guarantor hereunder or under other Loan Documents, and (iv) their respective successors, transferees and assigns.
Immaterial Subsidiary – means any Subsidiary of the Parent Guarantor that is not a Material Subsidiary.
Indebtedness – of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of obligations, liabilities or indebtedness of the type described in clauses (a) through (e) and (g) through (l) of this definition, (g) all Capitalized Lease Obligations of such Person, (h) Off-Balance Sheet Liabilities of such Person, (i) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty (unless cash collateralized with cash and/or cash equivalents in a manner permitted hereunder), (j) the principal component of all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) with respect to any Subsidiary of the Parent Guarantor, any Disqualified Equity Interests of such Person and (l) all Net Mark-to-Market Exposure of such Person under all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
Indemnified Taxes – means Taxes other than Excluded Taxes and Other Taxes.
Initial Subsidiary Guarantor – means each Domestic Subsidiary of the Parent Guarantor listed on Schedule 2.

Intellectual Property Security Agreements – means each intellectual property security document executed by the Loan Parties in favor of the Collateral Agent as of the Effective Date and such other intellectual property security documents as any Loan Party may from time to time hereafter execute in favor of the Collateral Agent.
Intercreditor Agreement – means that certain Second Amended and Restated Intercreditor Agreement dated as of September 17, 2008, by and among the Collateral Agent, JPMorgan Chase Bank, National Association, as Administrative Agent under the JPMorgan Credit Agreement, JPMorgan Chase Bank, National Association, as Agent for certain Securitization Parties described therein, IBM Credit LLC and Hewlett Packard Company.
Interim Floorplan Loan – means CPC’s aggregate Interim Floorplan Loan Advances.
Interim Floorplan Loan Advance – means an Advance made by CPC under the Interim Floorplan Loan Facility.
Interim Floorplan Loan Facility – means the line of credit made available by CPC as stated in Section 3.1.2 to fund Interim Floorplan Loan Advances.
Inventory – means goods owned, leased or held by a Person for sale, lease, sublease or resale or furnished or to be furnished under contracts for services, and raw materials, goods/work in process, materials, component parts and supplies used or consumed, or held for use or consumption in such Person’s business.
IRS – means the Internal Revenue Service.
JPMorgan Chase Bank Intercreditor Agreement – means that certain Intercreditor Agreement dated as of September 17, 2008 by and among the Parent Guarantor, the Collateral Agent and JPMorgan Chase Bank, National Association, as administrative agent under the JPMorgan Credit Agreement.
JPMorgan Credit Agreement – means that certain Second Amended and Restated Credit Agreement dated as of April 1, 2008 among Insight Enterprises, Inc., the European Borrowers (as defined therein), the Lenders party thereto, J.P. Morgan Europe Limited, as European Agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as Co-syndication Agents, and JPMorgan Chase Bank, National Association, as Administrative Agent.
Law – means any statute, rule, regulation, order, judgment, award or decree of any Governmental Authority.
Lender – any one of the Persons who are signatories to this Agreement and obligated as lenders or any Person who takes an assignment from any of such signatories of all or a portion of its rights and obligations as a lender under this Agreement pursuant to Section 14.4.1 and an Assignment and Acceptance as provided therein.
Lenders’ Exposure – means the sum of the Aggregate Floorplan Loans.
LIBO Rate – means, with respect to any Floorplan Loan for any interest period, the rate per annum determined by the Administrative Agents at approximately 11:00 a.m., London time, on the day that is two (2) Business Days before the first day of such interest period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as reflected on the applicable Reuters screen page), for a period equal to such interest period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Dollars are offered for such interest period to major banks in the London Interbank Market by JPMorgan Chase Bank, National Association at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

Lien – means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
Loan – means an Interim Floorplan Loan or a Floorplan Loan.
Loan Documents – means this Agreement, the Parent Guarantor Guarantee Agreement, the Subsidiary Guarantee Agreement, the Collateral Documents, the Intercreditor Agreement, the JPMorgan Chase Bank Intercreditor Agreement, any documents between the Administrative Agents and the Resellers relating to the Aggregate Floorplan Loan Facility or the Interim Floorplan Loan Facility, and all other agreements, certificates, documents, instruments and other writings executed in connection herewith, whether entered into, on, or after the Effective Date, and from time to time.
Loan Obligations – means the due and punctual payment of (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to the Resellers, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (b) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Resellers, the Parent Guarantor and the Subsidiary Guarantors under this Agreement and the other Loan Documents. For the avoidance of doubt, any interest payable to the Lenders under Section 4.4 of this Agreement shall not constitute “Loan Obligations.”
Loan Parties – means the Resellers, the Parent Guarantor and the Subsidiary Guarantors.
Local Time – Denver, Colorado, time (as changed from time to time in accordance with the terms hereof), provided, however, such time shall be a time zone located in the continental United States.
Loss Date – is defined in Section 6.1.2.
Material Adverse Effect – means a material adverse effect on (a) the business, assets, property or financial condition of the Parent Guarantor and its Domestic Subsidiaries, taken as a whole, or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Administrative Agents, the Collateral Agent and the Lenders hereunder and thereunder.
Material Indebtedness – means Indebtedness (other than the Loans), or obligations in respect of one or more Swap Agreements, of any one or more of the Resellers, the Parent Guarantor or any Domestic Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Resellers, the Parent Guarantor or any Domestic Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Resellers, the Parent Guarantor or such Domestic Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

Material Subsidiary – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Maturity – as to all Loan Obligations, means the time when such Loan Obligations becomes payable in full, whether at the Termination Date, because of acceleration or otherwise.
Monthly Billing Statement – is defined in Section 4.3.2.
Net Mark-to-Market Exposure – of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Swap Agreements. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Swap Agreement as of the date of determination (assuming such Swap Agreement were to be terminated as of that date).
Obligation – as to any Person, means any Indebtedness of such Person, any guaranty by such Person of any Indebtedness of another Person, and any contractual requirement enforceable against such Person that does not constitute Indebtedness of such Person or a guaranty by such Person but which would involve the expenditure of money by such Person if complied with or enforced.
Operating Lease – of a Person means any lease of an asset (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.
Other Taxes – means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
PARENT Guarantor – means Insight Enterprises, Inc., a Delaware corporation.
Parent Guarantor Guarantee Agreement – means that certain Parent Guarantor Guaranty, dated as of the Effective Date between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Parent Guarantor Pledge Agreement – means that certain Pledge Agreement, dated as of the Effective Date, between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Parent Guarantor Security Agreement – means that certain Security Agreement, dated as of the Effective Date between the Parent Guarantor and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Payment Due Date – means that date identified as the “Payment Due Date” on the applicable Transaction Statement.
Permitted Acquisition – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Permitted Encumbrance – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.

Permitted Receivables Facility – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Person – means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
Plan – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Pledge Agreements – means (i) the Resellers Pledge Agreement, (ii) the Parent Guarantor Pledge Agreement, (iii) the Subsidiary Pledge Agreement, and (iv) such other pledge agreements as may from time to time be made by the Parent Guarantor or any other Loan Party in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations.
Pre-termination Notice – is defined in Section 3.1.3(i).
Prime Rate – means a fluctuating interest rate per annum equal to the prime, base or reference rates of interest announced publicly from time to time (whether or not charged in each instance) by Wells Fargo Bank, N.A. or any successor thereof (or any other financial institution chosen by the Administrative Agents, including Administrative Agents) as such bank’s prime, base, or reference rate, which rate may not be the lowest rate of interest charged by such institution, Administrative Agents, or any Lender to its respective customers or a favored rate and may not correspond with future increases or decreases in interest rates charged by other lenders or market interest rates in general.
Pro-Rata Share – means, as of the date of any determination, with respect to all matters as to a particular Lender (including the indemnification obligations arising under Section 13.6 of this Agreement), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro-Rata Share shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances, by (B) the outstanding principal amount of all Advances, as each pro-rata share may increase or decrease depending upon the size of the applicable Floorplan Loan Facility as the applicable Floorplan Loan Facility may be changed from time to time in accordance with the provisions of this Agreement.
PUC – means any state Governmental Authority having utility or telecommunications regulatory authority over any Reseller, the Parent Guarantor, any Subsidiary, any System or any Telecommunications Equipment.
Qualified Equity Interests – means any Equity Interests that do not constitute Disqualified Equity Interests.
Receivables – means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
Receivables Entity – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Regulation A, Regulation D, and Regulation U – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Register – is defined in Section 14.4.2.3.

Related Parties – means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
Rentals – of a Person means the aggregate fixed amounts payable by such Person under any Operating Lease.
Renewal – is defined in Section 3.2.3.
Representations and Warranties – means the representations and warranties made by each Reseller with respect to itself, the Parent Guarantor and other Subsidiaries in Section 9, and the representations and warranties made in any certificate, report, opinion or other document delivered by Resellers pursuant to the Loan Documents.
Required Lenders – is defined in Section 2.3.
Reseller(s) – is defined in the Preamble.
Resellers Pledge Agreement – means that certain Pledge Agreement, dated as of the Effective Date, between the Resellers and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Resellers Security Agreement – means that certain Security Agreement, dated as of the Effective Date between the Resellers and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Restricted Payment – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Secured Obligations – means the Loan Obligations.
Security Agreements – means the (i) Reseller Security Agreement, (ii) Parent Guarantor Security Agreement and (iii) the Subsidiary Security Agreement.
Settlement Date – is defined in Section 5.1.2.
Solvent – means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.
State – means any State of the United States.

Statutory Reserve Rate – means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the JPMorgan Chase Bank, National Association is subject, with respect to the Adjusted LIBO Rate. Such reserve percentages shall include those imposed pursuant to such Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” – means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
Subsidiary – means any subsidiary of the Parent Guarantor; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Parent Guarantor, but which are not otherwise controlled by the Parent Guarantor shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 11.10 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.
Subsidiary Guarantee Agreement – means that certain Subsidiary Guaranty, dated as of the Effective Date, among the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Subsidiary Guarantors – means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person.
Subsidiary Pledge Agreement – means that certain Domestic Subsidiary Pledge Agreement, dated as of the Effective Date, among the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Subsidiary Security Agreement – means that certain Subsidiary Security Agreement, dated as of the Effective Date, among certain of the Subsidiary Guarantors and the Collateral Agent, for the benefit of the Holders of Secured Obligations.
Swap Agreement – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.
Switching Equipment – means telecommunications switches and associated electronics.
Syndication Agent – means Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as Syndication Agent under this Agreement, and each of its successors and assigns in such capacity.
System – means each telecommunications system owned or operated by any Reseller, the Parent Guarantor or any Subsidiary in the United States of America as an integrated communications provider in a designated metropolitan area, and all replacements, enhancements or additions thereto.

Tax – means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
Telecommunications Equipment – means Switching Equipment, fiber optic cable, or other comparable switches, transmission equipment and other ancillary equipment necessary for the installation and operation of a switch room or central office and co-location with other telecommunications providers that will enable any Reseller, the Parent Guarantor or any Subsidiary to offer telephony services, as well as all software and hardware associated with the network operating center and back office systems (including operations systems and support, billing systems and data services).
Total Leverage Ratio – means, as of the last day of any fiscal quarter of the Parent Guarantor, the ratio of Consolidated Funded Indebtedness at such time to Adjusted Consolidated EBITDA for the four fiscal quarter period then most recently ended.
Termination Date – is defined in Section 3.2.3.
Transactions – means the execution, delivery and performance by the Resellers of this Agreement, the execution, delivery and performance by the Resellers, the Parent Guarantor and the applicable Subsidiaries of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof.
Transaction Statement – is defined in Section 4.1.
UCC – means the Uniform Commercial Code as in effect from time to time in the State of New York or such other similar statute as in effect from time to time in New York or any other appropriate jurisdiction.
Unavailable CPC Commitment – is defined in Section 3.3.
United States – when used in a geographical sense, means all the states of the United States of America and the District of Columbia; and when used in a legal jurisdictional sense, the government of the country that is the United States of America.
Vendor – means a Person that sells inventory to a Reseller or to an Account Debtor of a Reseller.
Vendor Agreement – is defined in Section 3.1.8.
Vendor credits – means all of a Reseller’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due such Reseller from an Approved Vendor.
Vendor Termination – is defined in Section 3.1.3(i).
Vendor Trade Programs – shall have the meaning assigned to such term in the JPMorgan Credit Agreement.

SCHEDULE 2
SUBSIDIARY GUARANTORS
1.	Insight Direct Worldwide, Inc.

2.	Software Spectrum, Inc.

3.	Insight North America, Inc.

4.	Insight Canada, Inc.

5.	Insight Receivables Holding, LLC

6.	Insight Technology Solutions, Inc.

7.	Insight Consulting Services, LLC

S-2-1